Exhibit 2.1
EXECUTION COPY

EQUITY INTEREST PURCHASE AGREEMENT
by and between
INLAND AMERICAN REAL ESTATE TRUST, INC.
(“Seller”)
and
AR CAPITAL, LLC,
(“Buyer”)
dated as of
August 8, 2013

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ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING
TO BUYER

Section 5.1 Organization of Buyer	36
Section 5.2 Authorization; Enforceability	36
Section 5.3 No Conflict	36
Section 5.4 Litigation	37
Section 5.5 Brokers’ Fees	37
Section 5.6 Financial Ability	37
Section 5.7 Investment Representation	37

ARTICLE VI
COVENANTS

Section 6.1 Conduct of Business Pending the Closings	38
Section 6.2 Books and Records; Post-Closing Access	39
Section 6.3 Risk of Loss	39
Section 6.4 Notice of Certain Events	40
Section 6.5 Seller Marks	40
Section 6.6 Publicity	40
Section 6.7 Confidentiality; Non-Disparagement	41
Section 6.8 Property Management Agreements	42

ARTICLE VII
CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to Obligations of Buyer and Seller	43
Section 7.2 Conditions to Obligations of Buyer	43
Section 7.3 Conditions to the Obligations of Seller	44

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Survival	44
Section 8.2 Indemnification	45
Section 8.3 Indemnification Procedures	46
Section 8.4 Limitations on Liability of Seller	47
Section 8.5 Waiver of Other Representations	48
Section 8.6 Purchase Price Adjustment	49
Section 8.7 Remedies; Limited Recourse; Limitations on Damages	49

ARTICLE IX
TERMINATION

Section 9.1 Termination	52
Section 9.2 Effect of Termination	53

ARTICLE X
MISCELLANEOUS

Section 10.1 Notices	55
Section 10.2 Successors and Assigns	56

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Section 10.3 Rights of Third Parties	57
Section 10.4 Expenses	57
Section 10.5 Counterparts; Electronic Signatures	57
Section 10.6 Entire Agreement	57
Section 10.7 Disclosure Schedule	57
Section 10.8 Amendments; Waiver	58
Section 10.9 Severability	58
Section 10.10 Mutual Drafting	58
Section 10.11 Governing Law; Jurisdiction	58

Annexes and Exhibits

Annex A	Companies
Annex B	Assumed Existing Loans
Annex C	Joint Ventures
Annex D	Prepaid Existing Loans
Annex E	Property Allocations
Annex F	Purchased Subsidiaries
Annex G	Required Tenant Waivers
Annex H	Form of Buyer Assignment
Annex I	Form of Irrevocable Guarantee
Annex J	Title Issues Identified By Buyer
Annex K	Environmental Issues Identified By Buyer
Annex L	Form of Joinder

Exhibit A	Form of Deposit Escrow Agreement

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EQUITY INTEREST PURCHASE AGREEMENT
This EQUITY INTEREST PURCHASE AGREEMENT, dated as of August 8, 2013 (this “Agreement”), is entered into by and between INLAND AMERICAN REAL ESTATE TRUST, INC., a corporation organized and existing under the laws of the State of Maryland (“Seller”), and AR CAPITAL, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Buyer”).
RECITALS
WHEREAS, Seller owns, directly or indirectly, and desires to sell or cause to be sold to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, 100% of the outstanding equity interests of the entities set forth on Annex A (collectively, the “Companies” and each, a “Company”).
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1 Definitions.
As used herein, the following terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by or is under common Control with, such specified Person, directly or indirectly, through one or more intermediaries or otherwise.
“Annualized Operating Expenses” means the annualized Operating Expenses of a Real Property transferred to Buyer, determined as of the Third Closing or, if this Agreement is terminated after the Initial Closing but prior to the Third Closing, as of such date of termination (in each case, regardless of the date such Real Property is transferred), and calculated based on (a) the actual 2013 calendar year Operating Expenses for such Real Property incurred through the applicable Closing Date and (b) the budgeted (if applicable) 2013 calendar year Operating Expenses for such Real Property from such applicable Closing Date through the end of calendar year 2013, in each case, regardless of the calendar year in which the Closing occurs and consistent with the methodology set forth on Section 1.1(e) of the Disclosure Schedule.
“Assumed Existing Loans” means the Existing Loans set forth on Annex B, which Existing Loans are secured by a mortgage and are not in default and shall, from and after the applicable Closing, remain outstanding in the name of the Company or Purchased Subsidiary party thereto.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Illinois or New York or a federal holiday in the United States.

“Cap Rate” means seven and twenty-four hundredths percent (7.24%).
“Closing Cash Payment” means, with respect to any Closing, an amount equal to (a) the aggregate Property Allocations of all Real Properties to be transferred at such Closing, minus, (b) the outstanding principal amount of, and any accrued and unpaid interest on (each, as of the applicable Closing Date), all Assumed Existing Loans in respect of any Real Property to be transferred at such Closing, plus or minus, as applicable, (c) the Prorated Items as of such Closing Date in respect of the Real Properties to be transferred at such Closing.
“Confidentiality Agreement” means that certain agreement between Buyer or its Affiliate and Seller, dated June 12, 2013.
“Contract” means any legally binding agreement, commitment, lease, license or contract, in each case, which is executory.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cutoff Date” means 9:00 A.M. New York time on July 21, 2013.
“Defect” means any Title Defect or any Environmental Defect.
“Deposit Escrow Agent” means the national office of Chicago Title Insurance Company located at 10 South LaSalle Street, Suite 3100, Chicago, IL 60603.
“Diligence Period” means, with respect to each Real Property and any Diligence Materials in respect thereof, (a) with respect to any Pre-Cutoff Materials, the period on or prior to 5:00 P.M. New York time on July 25, 2013 and (b) with respect to any Post-Cutoff Materials, the period expiring at 5:00 P.M on the fourth (4th) Business Days after the date of Seller’s delivery thereof to Buyer (it being understood that posting on Seller’s electronic dataroom shall be deemed to constitute delivery).
“Diligence Materials” means the Title Materials and the Environmental Materials.
“Disclosure Schedule” means the disclosure schedules attached hereto.
“Dollars” or “$” mean the lawful currency of the United States.
“Encumbered Property” means any Lender Encumbered Property, Tenant Encumbered Property or JV Encumbered Property.

“Environmental Law” means any United States federal, state or local statute, regulation or ordinance currently in effect relating to the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the

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Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as to each, as amended, and the regulations promulgated pursuant thereto and as each is in effect on and as interpreted on the date of this Agreement.
“Environmental Permits” means any permit, license, approval, authorization, consent, or certificate of a Governmental Authority with respect to the lease, ownership or operation of the Real Property by the Companies and the Purchased Subsidiaries under any applicable Environmental Law.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Existing Loans” means all loans for borrowed money made with respect to the Real Property, and all other loans or debt for borrowed money of each Company or Purchased Subsidiary, in each case, including all outstanding principal and accrued and unpaid interest thereunder.
“Fundamental Buyer Representations” means the representations and warranties of Buyer contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authorization, Enforceability), Section 5.5 (Broker’s Fees), Section 5.6 (Financial Ability) and Section 5.7 (Investment Representation).
“Fundamental Seller Representations” means the representations and warranties of Seller contained in Section 3.1 (Organization of Seller), Section 3.2 (Authorization, Enforceability), Section 3.5 (Broker’s Fees), Section 3.6 (Ownership of Equity Interests) and Section 4.3(a) (Capitalization of the Companies).
“GAAP” means, with respect to each document or action stated in this Agreement to have been or to be prepared or taken in accordance therewith, generally accepted accounting principles of the United States in effect at the time of such document’s issuance or such action’s undertaking, as the case may be, consistently applied.
“Governmental Authority” means any United States or foreign, federal, state, provincial, municipal, local or similar governmental authority, regulatory or administrative agency, tribunal or court.
“Hazardous Material” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, and polychlorinated biphenyls.
“Joint Ventures” means the Companies and Purchased Subsidiaries set forth on Annex C.

“JV Agreements” means the Organizational Documents of the Joint Ventures.

“JV Counterparty” means any Company’s or Purchased Subsidiary’s counterparty to any JV Agreement.
“JV Encumbered Property” means any Real Property which is owned by a Joint Venture, or which a Joint Venture has the right to use.
“JV Equity Interests” means the Equity Interests or Subsidiary Equity Interests, as applicable, of any Joint Venture.
“Kickout Period” means, with respect to each Real Property, the period commencing on the date of this Agreement and expiring at 5:00 P.M. New York time on the earlier of (a) the date that is twenty-four (24) calendar days from the date Seller delivers written notice to Buyer (or its Representatives) granting Buyer (or such Representatives) access to such Real Property for purposes of its inspections thereof and (b) the date that is thirty (30) calendar days from the date of this Agreement.
“Knowledge” as to Buyer means the actual knowledge of those persons listed in Section 1.1(a) of the Disclosure Schedule, and as to Seller means the actual knowledge of those persons listed in Section 1.1(b) of the Disclosure Schedule.
“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority that has the force of law, including in relation to Taxes, in each case as in effect on and as interpreted on the date of this Agreement.
“Leased Real Property” means the real property leased or subleased by any Company or any Purchased Subsidiary from a third party landlord or sublessor, as set forth in Section 1.1(c) of the Disclosure Schedule, including the buildings, fixtures and improvements located thereon.
“Legal Proceeding” means (a) any lawsuit, action, claim or other proceeding at law or in equity by or before a Governmental Authority or (b) any arbitral action.
“Lender Consent” means any consent of a Lender to the transactions contemplated by this Agreement and the Transaction Documents, which consent is required (a) to be obtained pursuant to the terms of any Assumed Existing Loan in order for such Assumed Existing Loan to remain outstanding from and after the applicable Closing in the name of the Company or Purchased Subsidiary party thereto, and (b) to cause Seller (or any Affiliate thereof that is not a Company or Purchased Subsidiary) to be released from any guaranty and any other obligation or liability of any kind whatsoever arising in connection with an Assumed Existing Loan.
“Lender Encumbered Property” means any Real Property which, as of the applicable Closing, is encumbered by an Assumed Existing Loan.
“Lenders” means the holders of the Existing Loans.
“Lien” means, with respect to any property or asset, any lien, encumbrance, pledge, mortgage, deed of trust, hypothecation or security interest in respect of such property or asset.

“Losses” means any losses, liabilities or damages that are actually suffered or sustained, whether resulting from the operation of this Agreement, a judgment, a settlement or an award, including those arising out of any Legal Proceeding, Law or Contract, including, the costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.
“Material Adverse Effect” means a material adverse effect on the results of operations, business or condition (financial or otherwise) of the Companies and the Purchased Subsidiaries (taken as a whole); provided that any effect resulting or arising from any of the following (either alone or in combination) shall not be considered when determining whether a Material Adverse Effect shall have occurred:
(a) any change in general economic conditions or in the industries or markets in which the Companies and the Purchased Subsidiaries (taken as a whole) operate;
(b) any act of war (whether or not declared), armed hostilities or terrorism or other international or national calamity or any worsening of any of the foregoing;
(c) any hurricane, earthquake, flood, fire or other natural disaster or act of God;
(d) any effect of any proposed or actual institution of any new, or change of interpretation of any existing, applicable Laws affecting any of the Companies, Purchased Subsidiaries, Real Property or Seller, its Affiliates or the industry in which the Companies and the Purchased Subsidiaries operate or any change in GAAP or the interpretation thereof;
(e) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any litigation resulting therefrom or with respect thereto, and any adverse change in, or loss of, Property Tenant, landlord, Lender or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of Buyer;
(f) any change or development in financial, credit or capital markets (including interest rates or exchange rates), general economic or business conditions, or political, social or regulatory conditions;
(g) the outcome of any litigation, investigation, regulatory proceeding or inquiry involving Seller that has been disclosed in Section 1.1(d) of the Disclosure Schedule;
(h) any change arising from or relating to Buyer’s stock price or ratings;
(i) any business decision made or action taken by any competitor of Buyer or any of Buyer’s Affiliates; and
(j) any omission to act or action taken by any of the Companies or any of the Purchased Subsidiaries, in each case, to the extent permitted by the terms of this Agreement or otherwise with the consent or upon the request of Buyer (including those omissions to act or actions taken which are required by this Agreement);

provided that in the case of clauses (a), (b), (c) or (f) only to the extent such effect does not, individually or in the aggregate, have a materially disproportionate adverse impact on the Companies and the Purchased Subsidiaries (taken as a whole) relative to other Persons or properties in the affected geographic regions or industries.
“Operating Expenses” means the operating expenses required to be paid by a Company or Purchased Subsidiary pursuant to any Property Lease or in connection with any vacant Real Property and any rental payments and operating expenses required to be paid under any Ground Leases, as specified and calculated in accordance with Section 1.1(e) of the Disclosure Schedule. For the avoidance of doubt, “Operating Expenses” does not include costs and expenses incurred in connection with capital improvements or leasing costs (including tenant improvements).
“OpEx Target” means two million four hundred twenty thousand Dollars ($2,420,000); provided, that to the extent any Real Property becomes a Withheld Property in accordance with the terms of this Agreement, the OpEx Target shall be reduced by deducting the applicable Operating Expenses attributable to such Withheld Property as set forth on Section 1.1(e) of the Disclosure Schedule.
“Organizational Documents” means any charter, certificate of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments.
“Owned Real Property” means the real property owned by any Company or any Purchased Subsidiary, as set forth in Section 1.1(f) of the Disclosure Schedule, including the buildings, fixtures and improvements located thereon.
“Parties” means, collectively, Seller and Buyer and “Party” means any one of Seller or Buyer.
“PCRs” means the property condition reports with respect to the Real Properties, which have been ordered by Buyer from third party providers prior to the date hereof.
“Permits” means any authorization, license, permit or certificate issued by a Governmental Authority, other than Environmental Permits, but including professional licenses.
“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (c) Liens of public record, (d) Liens incurred or in existence in connection with the Existing Loans, (e) Property Leases and all matters caused or arising by, through or under a Property Tenant or a Property Lease, (f) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, that do not materially detract from the value or use of the property encumbered thereby, (g) all defects, exceptions, restrictions, licenses, reservations, covenants, conditions, easements, rights of way and encumbrances disclosed in any real property files that have been made available to Buyer including, without limitation, all title policies, surveys and zoning reports, (h) Liens listed in Section 1.1(g) of the Disclosure Schedule and (i) Liens created by Buyer, or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Pooled Loan” means any Existing Loan that encumbers a pool of multiple Real Properties.
“Pooled Property” means any Lender Encumbered Property subject to a Pooled Loan.
“Post-Cutoff Materials” means any Title Materials or Environmental Materials provided by Seller to Buyer after the Cutoff Date (it being agreed and understood that any Title Materials or Environmental Materials made available in Seller’s electronic dataroom to which Buyer has access shall be deemed to have been provided by Seller to Buyer pursuant to this sentence).
“Pre-Cutoff Materials” means any Title Materials or Environmental Materials provided by Seller to Buyer on or before the Cutoff Date (it being agreed and understood that any Title Materials or Environmental Materials made available in Seller’s electronic dataroom to which Buyer has access shall be deemed to have been provided by Seller to Buyer pursuant to this sentence).
“Prepaid Existing Loans” means the Existing Loans set forth on Annex D, which Existing Loans shall be fully prepaid or defeased by Seller or the applicable Company or Purchased Subsidiary prior to or concurrently with, whether out of proceeds received from Buyer or otherwise, the applicable Closing, and which shall thereupon terminate and cease to be in effect.
“Property Allocation” means, with respect to any Real Property, an amount equal to the quotient of (a) the amount set forth across from the description of such Real Property on Annex E, divided by (b) the Cap Rate.
“Property MAE” means, with respect to any Real Property, any condition that (a) materially and adversely affects (i) the applicable Company’s or Purchased Subsidiary’s fee simple title to, or leasehold interest in, such Real Property or (ii) the current use or operation of such Real Property or (b) triggers an obligation under an applicable Environmental Law to conduct a Phase II and/or material Remedial Action, in each case, which condition would reasonably be expected to require the incurrence of remediation or cure costs, or adversely impact the fair market value of such Real Property, in an aggregate amount in excess of ten percent (10%) of such Real Property’s Property Allocation.
“Property Tenants” means the tenants under the Property Leases.

“Purchase Price Credit Escrow Amount” means an amount equal to the quotient of (a) the difference between (i) Annualized Operating Expenses as determined by Buyer pursuant to

Section 2.7(e) minus (ii) the greater of (A) the Annualized Operating Expenses set forth in the OpEx Statement and (B) the OpEx Target, divided by (b) 7.24%.
“Purchased Subsidiaries” means the Persons set forth on Annex F.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Reasonable Efforts” means good faith efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable cost or expense.
“Reimbursable Tenant Expenses” means payments required to be paid by any Property Tenant under the applicable Property Lease for such Property Tenant’s share of insurance, utilities, common area maintenance and other expenses of the applicable Real Property which are not more than thirty (30) days past due on the Closing Date.
“Remedial Action” means all actions required by an applicable Environmental Law to (a) clean up, remove or treat any Hazardous Material or (b) perform pre-remedial studies and investigations or post-remedial monitoring and care, provided that in each case, such actions shall be consistent with the current commercial or industrial use of the subject Real Property, and shall, to the extent practicable, utilize risk-based options under state and federal Law, including deed restrictions and institutional controls.
“Representatives” means, as to any Person, its Affiliates, and its and their respective equity holders, officers, directors, managers, employees, counsel, accountants, advisers, consultants and agents.
“Specified Covenants” means, the post-Closing covenants and agreements set forth in Section 6.2 (Books and Records; Post-Closing Access), Section 6.3 (Risk of Loss), Section 6.5 (Seller Marks), Section 6.6 (Publicity), Section 6.7 (Confidentiality; Non-Disparagement), Section 9.2 (Effect of Termination; Payment of Deposit), Article VIII (Indemnification), Article X (Miscellaneous), the penultimate sentence of Section 2.7(e) and in the parenthetical immediately preceding the first proviso in Sections 2.9(c)(i) and 2.9(c)(iii) (Post-Closing Adjustment of Pooled Loan Defected Property).
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has the majority ownership power to direct the policies, management and affairs thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority.
“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.
“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority (whether disputed or not), including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
“Tenant Encumbered Property” means any Real Property which is subject to a Required Tenant Waiver.
“Tenant Waiver” means the waiver by any Property Tenant of rights under the applicable Property Lease (including rights of first offer or refusal) arising as a result of the transactions contemplated by this Agreement and the Transaction Documents, which waiver is required to be obtained pursuant to the terms of the applicable Property Lease in order for such Property Lease to remain in full force and effect from and after the applicable Closing.
“Transaction Documents” means any agreements, instruments or documents executed or delivered by any Party (or Affiliate thereof) to any other Party (or Affiliate thereof) pursuant to the terms of this Agreement.
“Unencumbered Property” means any Real Property, other than any Encumbered Property.
“United States” means United States of America.

Section 1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Assignee Parent	10.2

Buyer	Preamble
Buyer Assignee	10.2
Buyer Indemnified Parties	8.2(a)
Cap	8.4(c)
Claim Notice	8.3(a)
Closing	2.5(g)
Closing Date	2.5(g)
Closing Statement	2.4
Code	9.2(d)
Companies or Company	Recitals
Deductible	8.4(b)
Defect Notice	2.9(c)
Defected Property	2.9(c)
Deposit	2.3(a)
Deposit Escrow Agreement	2.3(a)
Disclosing Party	6.7(c)
Environmental Defect	2.9(c)
Environmental Materials	2.9(a)
Equity Interests	4.3(a)
Excess	2.7(e)
Final Purchase Price	2.2
Ground Leases	4.6(a)(i)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Initial Closing	2.5(a)
Initial Closing Date	2.5(a)
Initial Purchase Price	2.2
JV Condition	7.1(b)(iii)
JV Redemptions	7.1(b)(iii)
Kickout Notice	2.11
Lender Condition	7.1(b)(i)
Material Contracts	4.6(a)
Maximum Kickout Properties	2.11
Non-Party Affiliate	8.7(e)
Notifying Party	6.4
OpEx Statement	2.7(e)
Outside Date	9.1(d)
Potential Contributor	8.4(h)
Pre-Signing Environmental Materials	2.9(a)
Pre-Signing Title Materials	2.9(a)
Property Leases	4.6(a)(i)
Property Management Agreements	4.6(a)(iii)
Prorated Items	2.7
Purchase Price Credit	2.7(e)
Qualifying Income	9.2(d)
Receiving Party	6.7(c)

Required Lender Consent	7.1(b)(i)
Required Tenant Waiver	7.1(b)(ii)
Second Closing	2.5(b)
Second Closing Date	2.5(b)
Seller	Preamble
Seller Indemnified Parties	8.2(b)
Seller Marks	6.5
Subsidiary Equity Interests	4.3(b)
Tenant Condition	7.1(b)(ii)
Termination Threshold	2.9(d)
Third Closing	2.5(c)
Third Closing Date	2.5(c)
Third Party Approvals and Notifications	2.10(a)
Third Party Claim	8.3(a)
Title Defect	2.9(c)
Title Materials	2.9(a)
Updated Diligence Materials	2.9(a)
Updated Environmental Materials	2.9(a)
Updated Title Materials	2.9(a)
Withheld Property	2.5(d)
Section 1.3 Rules of Construction.
(a) All article, section, schedule, annex and exhibit references used in this Agreement are to articles, sections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The schedules, annexes and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b) Unless otherwise specified herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Unless otherwise specified herein, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
(d) The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars unless a different currency is specifically stated.
(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
PURCHASE AND SALE; CLOSING; DILIGENCE PERIOD; PRE-CLOSING
CONSENTS AND WAIVERS
Section 2.1 Purchase and Sale of Equity Interests.
At each Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall, or shall cause one of its Subsidiaries to, sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the applicable Equity Interests, free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws, the Assumed Existing Loans and the Property Leases.
Section 2.2 Consideration.
The aggregate consideration payable by Buyer to Seller (or Seller’s designee) at the Closings for the applicable Equity Interests shall be paid by wire transfer of immediately available funds, in an amount in cash equal to Two Billion Two Hundred Ninety One Million Six Hundred Twenty Five Thousand Nine Hundred Sixty Seven Dollars ($2,291,625,967.00) (the “Initial Purchase Price”) (which amount represents the quotient of (x) the aggregate amounts set forth on Annex E divided by (y) the Cap Rate), which shall be (a) decreased by the outstanding principal amount of, and any accrued and unpaid interest on (each, as of the applicable Closing Date), all Assumed Existing Loans (other than any Assumed Existing Loans related to the Withheld Properties) to be assumed as of the applicable Closing Date, (b) increased or decreased, as applicable, by the amount of the Prorated Items with respect to the Companies and Purchased Subsidiaries transferred as of the applicable Closing Date and (c) decreased by the aggregate Property Allocations of the Withheld Properties (if any) as of the applicable Closing Date (the amount determined as a result of the foregoing calculation, the “Final Purchase Price”). For the avoidance of doubt, the Final Purchase Price shall be equal to the aggregate of the Closing Cash Payments made at each Closing.

Section 2.3 Deposit; Payment on Closing.
(a) No later than the 5:00 P.M. New York time on the date hereof, Buyer shall deposit One Hundred Million Dollars ($100,000,000) with the Deposit Escrow Agent (together with all interest and earnings thereon, the “Deposit”) by wire transfer of immediately available funds. The Deposit shall be allocated on a pro rata basis among the Real Properties in accordance with the Property Allocations. The Deposit shall be held in a segregated interest-bearing account in accordance with the provisions of a deposit escrow agreement, substantially in the form of Exhibit A (the “Deposit Escrow Agreement”). At each Closing, a portion of the Deposit shall be disbursed to Seller, pro rata, in accordance with the Property Allocations of the Real Properties being transferred to Buyer at such Closing, and such disbursement shall be applied against the Closing Cash Payment to be paid to Seller at such Closing; provided, that in no event shall the aggregate amount of the Deposit to be disbursed to Seller at the First Closing and the Second Closing exceed Forty Million Dollars ($40,000,000); provided further that if, as of the Third Closing, the then-remaining Deposit exceeds the Closing Cash Payment to be paid at the Third Closing, then the Deposit Escrow Agent shall only disburse to Seller a portion of the then-remaining Deposit in an amount equal to the Closing Cash Payment to be paid at the Third Closing, and any excess of the then-remaining Deposit thereover shall be disbursed to Buyer at the Third Closing. If any Closing does not occur or if this Agreement otherwise terminates, the then-remaining Deposit shall be disbursed as provided in Section 9.2.
(b) On each Closing Date, Buyer shall deliver to the Deposit Escrow Agent, by wire transfer of immediately available funds the Closing Cash Payment applicable to such Closing (less the applicable portion of the Deposit), without withholdings of any kind. Without limiting the foregoing, but in furtherance thereof, Buyer and Seller hereby agree that on each Closing Date, the Deposit Escrow Agent shall be instructed to disburse the Closing Cash Payment applicable thereto in accordance with a Closing Statement approved by Buyer and Seller in accordance with Section 2.4 and prepared consistent with the terms of this Agreement. Seller and Buyer agree that a portion of each Closing Cash Payment shall be used to pay the Lenders in respect of the Prepaid Existing Loans (if any) to be prepaid or defeased at such Closing, in such amounts as are necessary to fully prepay or defease each such Prepaid Existing Loan, thereby causing (i) each such Prepaid Existing Loan to terminate as of, and cease to be in effect from and after, such Closing and (ii) Seller and its Affiliates to be released (in form and substance reasonably satisfactory to Seller or such Affiliates) from any guaranty or other obligation or liability of any kind whatsoever arising in connection with the applicable Prepaid Existing Loan, whether arising before, on or after such Closing Date.
Section 2.4 Closing Statement.
At least five (5) Business Days prior to each Closing, the Deposit Escrow Agent shall cause to be prepared and delivered to Buyer a statement, consistent with and calculated in accordance with the principles set forth in Section 2.7, setting forth the Deposit Escrow Agent’s calculation of the Closing Cash Payment applicable to such Closing (including the components of such calculation described in the definition thereof (each, a “Closing Statement”)). In the event that Buyer or Seller objects to all or any portion of such Closing Statement, Buyer and Seller shall work together in good faith to agree upon the amounts set forth therein prior to such Closing, but if the Parties are unable to resolve any such objection, the amount set forth in such Closing Statement shall control. In the event any of the amounts set forth in any Closing Statement prove to be incorrect because they were not calculated in accordance with the principles set forth in Sections 2.7 and 2.8, the applicable Party shall be entitled to recover Losses with respect thereto by making a claim for indemnification pursuant to, and in accordance with, the provisions of Article VIII.
Section 2.5 The Closings.
The Closings shall take place as follows:
(a) The initial closing of the transactions contemplated by this Agreement (the “Initial Closing”) shall take place at the offices of the Deposit Escrow Agent, commencing at 10:00 a.m. local time on September 23, 2013, or such other date or location as Buyer and Seller may mutually determine (the “Initial Closing Date”), in each case, so long as all of the conditions to the obligations of the Parties to consummate the Initial Closing as set forth in Article VII have been satisfied or waived as of such date (other than conditions with respect to actions the Parties shall take at the Initial Closing itself or which, by their nature, cannot be satisfied until the Initial Closing, but subject to the satisfaction of such conditions at the Initial Closing). At the Initial Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Equity Interests of those Companies that own or have the right to use (or that own Purchased Subsidiaries which own or have the right to use) (i) any Unencumbered Property or (ii) any Encumbered Property in respect of which, in the case of this clause (ii), all Required Lender Consents and Required Tenant Waivers have been obtained, and all JV Redemptions have been effected, as of the Initial Closing Date. Notwithstanding anything in the foregoing to the contrary, in the event that any Company or any Purchased Subsidiary to be transferred to Buyer at the Initial Closing owns or has the right to use (or owns one or more Purchased Subsidiaries that collectively own or have the right to use) both (A) Unencumbered Property and (B) any Encumbered Property that will not be transferred to Buyer at the Initial Closing pursuant to the foregoing clause (ii), the Parties shall take such actions as are reasonably necessary prior to the Initial Closing to (1) cause such Company or Purchased Subsidiary to transfer the applicable Encumbered Property to another Company or Purchased Subsidiary, which other Company or Purchased Subsidiary will be transferred to Buyer at the Second Closing or the Third Closing or (2) amend this Agreement to provide for additional sellers hereto, such that any such Company or Purchased Subsidiary may transfer applicable Subsidiary Equity Interests to Buyer directly. The Initial Closing shall be deemed to have been consummated at 12:01 a.m. on the Initial Closing Date. Neither Party will need to be present at the Initial Closing, it being anticipated that the Parties will deliver the Initial Closing documents and deliverables in escrow to the Deposit Escrow Agent prior to the Initial Closing Date.
(b) The second closing of the transactions contemplated by this Agreement (the “Second Closing”) shall take place at the offices of the Deposit Escrow Agent, commencing at 10:00 a.m. local time on December 6, 2013, which date may be extended for up to 45 days by Seller in its sole discretion, by providing written notice to Buyer of such extension at least five (5) Business Days prior thereto, or otherwise such other date or location as Buyer and Seller may mutually determine (the “Second Closing Date”), in each case, so long as all of the conditions to the obligations of the Parties to consummate the Second Closing as set forth in Article VII have been satisfied or waived as of such date (other than conditions with respect to actions the Parties shall take at the Second Closing itself or which, by their nature, cannot be satisfied until the Second Closing, but subject to the satisfaction of such conditions at the Second Closing). At the Second Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Equity Interests of those Companies that own or have the right to use (or that own Purchased Subsidiaries which own or have the right to use) any Encumbered Property which was not transferred to Buyer in connection with the Initial Closing and in respect of which, all Required Lender Consents and Required Tenant Waivers have been obtained, and all JV Redemptions have been effected, as of the Second Closing Date. Notwithstanding anything in the foregoing to the contrary, in the event that any Company or any Purchased Subsidiary to be transferred to Buyer at the Second Closing owns or has the right to use (or owns one or more Purchased Subsidiaries that collectively own or have the right to use) any Encumbered Property that will not be transferred to Buyer at the Second Closing pursuant to the immediately preceding sentence, the Parties shall take such actions as are reasonably necessary prior to the Second Closing to (i) cause such Company or Purchased Subsidiary to transfer the applicable Encumbered Property to another Company or Purchased Subsidiary, which other Company or Purchased Subsidiary will be transferred to Buyer at the Third Closing or (ii) amend this Agreement to provide for additional sellers hereto, such that any such Company or Purchased Subsidiary may transfer applicable Subsidiary Equity Interests to Buyer directly. The Second Closing shall be deemed to have been consummated at 12:01 a.m. on the Second Closing Date. Neither Party will need to be present at the Second Closing, it being anticipated that the Parties will deliver the Second Closing documents and deliverables in escrow to the Deposit Escrow Agent prior to the Second Closing Date.
(c) Subject to Section 2.5(d), the third closing of the transactions contemplated by this Agreement (the “Third Closing”) shall take place at the offices of the Deposit Escrow Agent, commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Third Closing as set forth in Article VII (other than conditions with respect to actions the Parties shall take at the Third Closing itself or which, by their nature, cannot be satisfied until the Third Closing, but subject to the satisfaction of such conditions at the Third Closing) or such other date or location as Buyer and Seller may mutually determine (the “Third Closing Date”). At the Third Closing, Seller shall, subject to Section 2.5(d), sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Equity Interests that were not sold, assigned transferred and conveyed to Buyer at the Initial Closing or the Second Closing. The Third Closing shall be deemed to have been consummated at 12:01 a.m. on the Third Closing Date. Neither Party will need to be present at the Third Closing, it being anticipated that the Parties will deliver the Third Closing documents and deliverables in escrow to the Deposit Escrow Agent prior to the Third Closing Date.
(d) In the event that all of the conditions to the Third Closing set forth in Article VII have been satisfied or waived as of the Outside Date, other than any of the Lender Condition, the Tenant Condition and/or the JV Condition as a result of the failure to obtain any Required Lender Consent or Required Tenant Waiver or the failure to effect any JV Redemption, respectively, then the Parties shall cause the Third Closing to occur on the Outside Date but shall exclude from such Third Closing (i) any Lender Encumbered Property (or the Company or Purchased Subsidiary that owns or has the right to use such Lender Encumbered Property, so long as such Company or Purchased Subsidiary does not own or have the right to use any other Real Property) which is subject to any unobtained Required Lender Consent. (ii) any Tenant Encumbered Property (or the Company or Purchased Subsidiary that owns or has the right to use such Tenant Encumbered Property, so long as such Company or Purchased Subsidiary does not own or have the right to use any other Real Property) which is subject to any unobtained Required Tenant Waiver and (iii) any JV Encumbered Property (or the Company or Purchased Subsidiary that owns or has the right to use such JV Encumbered Property, so long as such Company or Purchased Subsidiary does not own or have the right to use any other Real Property) with respect to which a JV Redemption has not been effected (any of the Lender Encumbered Properties, Tenant Encumbered Properties or JV Encumbered Properties (or any of the Companies or Purchased Subsidiaries that owns or has the right to use any of the foregoing) which is excluded from the Third Closing pursuant to the foregoing clauses, (i), (ii) or (iii), together with any Real Property excluded from any Closing pursuant to Sections 2.9(c) or 2.11, a “Withheld Property”), in which event, (A) any such Withheld Property shall not be transferred to Buyer pursuant to this Agreement, (B) Buyer and Seller shall have no further rights or obligations under this Agreement relating to any such Withheld Property and (C) any such Withheld Property shall cease to be considered “Real Property”, a “Company” or a “Purchased Subsidiary” hereunder, as applicable.
(e) The Parties hereby acknowledge that each Lender that provides a Lender Consent may do so upon such terms and conditions (including with respect to timing and schedule), as are agreed upon between the Parties and such Lender. Notwithstanding any difference between the provisions of this Agreement and the timing and scheduling terms and conditions of any Lender Consent, the Parties agree to cooperate with each other and to use Reasonable Efforts to cause the Closings to occur on the Closing Dates provided for in this Section 2.5 and otherwise as expeditiously as practicable. In the event that any Lender requires that a Closing with respect to the applicable Lender Encumbered Property take place on a date other than the Closing Dates provided for in this Section 2.5, the Parties will agree to hold a Closing on such date and all applicable provisions of this Agreement shall apply to such Closing mutatis mutandis.
(f) The Parties hereby agree and acknowledge that the transactions contemplated by this Agreement are for the purchase and sale of the Companies and the Purchased Subsidiaries and that it is intended that such entities do not own or lease (directly or indirectly) any real property other than the Real Property and certain assets related thereto. If the Parties determine at any time prior to the applicable Closing that any Company or Purchased Subsidiary owns or has the right to use any asset or property (including any real property) other than the Real Property and assets related specifically to same (including any Defected Property that is intended to be excluded from this Agreement), the Parties shall take such actions as are necessary (including by amending, modifying or supplementing this Agreement, the annexes or exhibits hereto or the Disclosure Schedule, whether to provide for additional Sellers, Companies or Purchased Subsidiaries hereto, or otherwise) in order to provide that the Companies and Purchased Subsidiaries conveyed to Buyer at the Closings only own or have the right to use the Real Property that are to be transferred pursuant to this Agreement and are required to meet the obligations of such Company or Purchased Subsidiary as landlord under the applicable Property Lease and no other asset or property (including any real property). In addition, notwithstanding anything in this Agreement to the contrary (including anything in Section 6.1), but subject to the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), prior to the applicable Closing (it being agreed and understood that Buyer hereby consents to Seller taking the actions set forth in Section 2.5(f) of the Disclosure Schedule), Seller, the Companies and the Purchased Subsidiaries shall be expressly permitted to take such actions as are necessary and effect such internal restructurings as are necessary (including by distributing, dividending, assigning or otherwise transferring any assets, property (including real property), Persons or equity interests) in order to ensure that the only assets owned by the Companies and the Purchased Subsidiaries are the Real Property that are to be transferred pursuant to this Agreement and the Persons (or the equity interests in such Persons) that own or have the right to use such Real Property.
(g) Notwithstanding anything in this Agreement to the contrary, (i) the term “Closing”, as it is used in this Agreement, shall refer to any of the Initial Closing, the Second Closing or the Third Closing, as applicable, and (ii) the term “Closing Date” shall refer to any of the Initial Closing Date, the Second Closing Date or the Third Closing Date, as applicable.
Section 2.6 Closing Deliverables.
The following deliveries shall be made at the applicable Closing:
(a) Seller shall deliver or cause to be delivered to Buyer or the Deposit Escrow Agent, as applicable:
(i) certificates representing the Equity Interests to be transferred at such Closing, to the extent such Equity Interests are certificated, and to the extent such Equity Interests are not certificated, duly executed counterparts to assignment and assumption agreements effecting the assignment thereof;
(ii) subject to Section 2.5(d), the Required Lender Consents in respect of the Lender Encumbered Properties to be transferred at such Closing;
(iii) subject to Section 2.5(d), the Required Tenant Waivers in respect of the Tenant Encumbered Properties to be transferred at such Closing;
(iv) subject to Section 2.5(d), evidence of the JV Redemptions in respect of the JV Encumbered Properties to be transferred at such Closing;
(v) a duly executed copy of the Closing Statement applicable to such Closing, as agreed upon between the Parties, pursuant to Section 2.4;
(vi) a duly executed counterpart to joint written instructions to the Deposit Escrow Agent, directing the Deposit Escrow Agent to disburse the applicable portion of the Deposit in accordance with Section 2.3(a);

(vii) a certificate dated the applicable Closing Date, duly executed by an authorized officer of Seller, certifying that the conditions to such Closing specified in Sections 7.2(a) and 7.2(b) have been fulfilled;
(viii) a certificate dated the applicable Closing Date, duly executed by an authorized officer of Seller, certifying (A) in the case of the Initial Closing, the resolutions of the governing body of Seller approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) in the case of each Closing, the Organizational Documents of each Company and each Purchased Subsidiary to be transferred at such Closing;
(ix) a certificate dated the applicable Closing Date, duly executed by an authorized officer of Seller, certifying Seller’s non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b); and
(b) Buyer shall deliver or cause to be delivered to Seller or the Deposit Escrow Agent, as applicable:
(i) the Closing Cash Payment applicable to such Closing (less the applicable portion of the Deposit), in accordance with Section 2.3(b);
(ii) duly executed counterparts to the assignment and assumption agreements described in Section 2.6(a)(i);
(iii) a duly executed copy of the Closing Statement applicable to such Closing, as agreed upon between the Parties, pursuant to Section 2.4;
(iv) a duly executed counterpart to joint written instructions to the Deposit Escrow Agent, directing the Deposit Escrow Agent to disburse the applicable portion of the Deposit in accordance with Section 2.3(a); and
(v) a certificate, dated the applicable Closing Date, duly executed by an authorized officer of Buyer, certifying that the conditions to such Closing specified in Sections 7.3(a) and 7.3(b) have been fulfilled.
Section 2.7 Proration Calculation Principles.
The following items (collectively, the “Prorated Items”) shall be prorated between the Seller and Buyer as of the applicable Closing Date (on the basis of the actual number of days elapsed over the applicable period) in accordance with the calculation principles set forth below, with Buyer being deemed to be the owner of the Companies and the Purchased Subsidiaries transferred at any Closing during the entire day on the applicable Closing Date and being entitled to receive all operating income of the applicable Real Property, and being obligated to pay all operating expenses of the applicable Real Property, with respect to the applicable Closing Date:
(a) All non-delinquent real estate and personal property Taxes and assessments in respect of the Owned Real Property for the current year (including any Taxes or assessments that are payable in installments) shall be prorated between Seller and Buyer as of the applicable Closing Date on an accrual basis, based on the actual number of days in the year during which the applicable Closing Date occurs; provided, however, that if the Property Tenant under any Property Lease is responsible for such Taxes and assessments, there shall be no proration for any such Taxes or assessments in respect of such Property Lease. In no event shall Seller be charged with or be responsible for any increase in the Taxes on the Owned Real Property resulting from the sale of the Owned Real Property contemplated by this Agreement or from any improvements made or leases entered into on or after the applicable Closing Date.

(b) All fixed and additional rentals under the Property Leases, Reimbursable Tenant Expenses and other charges owed by Property Tenants shall be prorated between Seller and Buyer as of the applicable Closing Date on an accrual basis, based on the actual number of days in the month (quarter, year or other applicable period) during which the applicable Closing Date occurs. The Prorated Items shall include a credit to Buyer in an amount equal to all prepaid rentals for periods after the applicable Closing Date and all security deposits (or remaining portions thereof) required to be returned under the applicable Property Lease, in each case, to the extent the foregoing were paid by Property Tenants and not otherwise paid or made available to Buyer. For a period of six (6) months after the Closing Date, all delinquent rentals for periods prior to the applicable Closing Date, to the extent any such delinquent rentals are paid by Property Tenants after such Closing Date, shall be paid by Buyer to Seller within ten (10) business days after receipt by Buyer; provided, that all Property Tenant payments received subsequent to the applicable Closing shall be applied first to current rents and any delinquencies arising after the Closing Date and then to pre-Closing delinquent rents (it being agreed and understood that Buyer may not use any amounts owed to Seller pursuant to this proviso as an offset against other amounts owed by Seller to Buyer under, or claims that Buyer may have against Seller in respect of, this Agreement); provided, further that from and after the applicable Closing, Seller shall have the express right to take all commercially reasonable actions necessary or desirable to, and Buyer shall cooperate with Seller in Seller’s efforts to, obtain delinquent rentals from any Property Tenants that owe such delinquent rentals. Notwithstanding the foregoing, at the applicable Closing, Seller shall be entitled to a credit in the amount of all delinquent rentals payable by the Property Tenant, as of such Closing, in respect of the Real Property set forth on Section 2.7(b) of the Disclosure Schedule.
(c) Any other items of operating income or operating expense that are not payable by Property Tenants under Property Leases (including any water, gas, electricity and other utility or similar fees) which are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the applicable Real Property is located, and which are not included in the Reimbursable Tenant Expenses for any Property Lease, shall be prorated between Seller and Buyer as of the applicable Closing Date on an accrual basis, based on the actual number of days in the month (quarter, year or other applicable period) during which the applicable Closing Date occurs; provided, that Seller shall be entitled to a credit for any and all deposits held by any utility company or other party on behalf of any Company or any Purchased Subsidiary as of the applicable Closing Date.
(d) All rent payable under the Ground Leases which are not payable by any Property Tenant shall be prorated between Seller and Buyer as of the applicable Closing Date on an accrual basis, based on the actual number of days in the month (quarter, year or other applicable period) during which the applicable Closing Date occurs. Seller shall be responsible for all rent payable under the Ground Leases attributable to the period before the applicable Closing Date and Buyer shall be responsible for all rent payable under the Ground Leases attributable to the period on and after the applicable Closing Date.

(e) In the event that, after taking into account all of the Real Properties being transferred at the Third Closing and the Real Properties transferred at each previous Closing, the Annualized Operating Expenses for all such transferred Real Properties exceeds the OpEx Target for all such transferred Real Properties, then Buyer shall be entitled to a credit at the Third

Closing in an amount calculated pursuant to the methodology set forth in Section 1.1(e) of the Disclosure Schedule (such credit, the “Purchase Price Credit”). If this Agreement is terminated after the Initial Closing but prior to the Third Closing, then the Purchase Price Credit (and the procedures for determining same), if any, shall be effected by the Parties after such termination, but only with respect to the Real Properties that were transferred at Closings that occurred prior to such termination. At least five (5) Business Days prior to the Third Closing, Seller shall deliver to Buyer a statement (the “OpEx Statement”) (together with the financial information upon which such statement was prepared) setting forth its calculations of the Annualized Operating Expenses and the resulting Purchase Price Credit, if any. In the event that Buyer objects to all or any portion of the OpEx Statement, Buyer and Seller shall work together in good faith to agree upon the amounts set forth therein and the calculation of the Annualized Operating Expenses and the resulting Purchase Price Credit, if any, prior to the Third Closing, but if the Parties are unable to resolve any such objection prior to the Third Closing, then Seller may elect to proceed to the Third Closing (applying a Purchase Price Credit equal to an amount determined on the basis of Buyer’s objections); provided, that at the Third Closing, Buyer shall deposit into an escrow account (pursuant to a joint instruction escrow agreement substantially similar to the Deposit Escrow Agreement) an amount in cash in immediately available funds equal to the Purchase Price Credit Escrow Amount (it being agreed and understood that, from and after the Third Closing, the Parties shall resolve the dispute with respect to the amounts set forth in the OpEx Statement in accordance with the dispute resolution provisions of Section 10.11(b), and the Purchase Price Credit Escrow Amount shall remain in the escrow account until resolution of such dispute); provided, further, that if the Purchase Price Credit Escrow Amount exceeds Nine Million Six Hundred Sixty Eight Thousand Five Hundred Eight Dollars and Twenty Nine cents ($9,668,508.29) (the amount of such excess, the “Excess”), then Seller may elect to either (A) delay the Third Closing until the dispute has been resolved in accordance with the dispute resolution provisions of Section 10.11(b) or (B) proceed to the Third Closing as described above (without waiving its right to make a claim against the Purchase Price Credit Escrow Amount or the Excess) with Buyer being required to deposit into escrow an amount equal to Nine Million Six Hundred Sixty Eight Thousand Five Hundred Eight Dollars and Twenty Nine cents ($9,668,508.29), and following the Third Closing the Parties shall resolve their dispute with respect to the Purchase Price Credit Escrow Amount (including the Excess) in accordance with the dispute resolution provisions of Section 10.11(b). Notwithstanding the foregoing, the references to “Nine Million Six Hundred Sixty Eight Thousand Five Hundred Eight Dollars and Twenty Nine cents ($9,668,508.29)” in the immediately preceding sentence shall be reduced by the percentage that the Initial Purchase Price is decreased as a result of any Withheld Properties.

(f) At the Third Closing, Buyer shall be entitled to a credit in the aggregate amount of the capital improvements that are recommended in good faith by the PCR (that are not reimbursable by the applicable Property Tenant) for any of the Real Properties set forth in Section 2.7(f) of the Disclosure Schedule; provided, however, that (i) Buyer shall not be entitled to a credit for capital improvements with respect to any Real Property, unless the aggregate capital improvements recommended in good faith by the PCR for such Real Property are in excess of Thirty Five Thousand Dollars ($35,000) and (ii) in no event, shall Buyer’s aggregate credit pursuant to this Section 2.7(f) exceed Nineteen Million Dollars ($19,000,000). If this Agreement is terminated after the Initial Closing but prior to the Third Closing, and any of the Real Properties set forth in Section 2.7(f) of the Disclosure Schedule are transferred to Buyer at the Initial Closing or the Second Closing, then the credit described by the first sentence of this

Section 2.7(f) shall be effected by the Parties after such termination, but only with respect to the Real Properties that were transferred at Closings that occurred prior to such termination.
(g) In the event that any Real Property set forth on Section 2.7(g) of the Disclosure Schedule is transferred to Buyer at a Closing, Seller shall, at the Closing at which such Real Property is transferred, give to Buyer a releasing credit in the amount set forth across from such Real Property’s address in Section 2.7(g) of the Disclosure Schedule.
Section 2.8 Closing Costs. In connection with the transactions contemplated by this Agreement or the Transaction Documents, Buyer and Seller shall, subject to the last sentence of this Section 2.8, each bear fifty percent (50%) of (a) the costs, fees and expenses required to be incurred in connection with (i) obtaining any Tenant Waivers or Lender Consents (including any Lender legal fees, application fees, agency fees, transfer or pre-payment fees or penalties (whether pursuant to the terms of the applicable Assumed Existing Loan or otherwise) or any title or other miscellaneous search fees incurred in connection therewith) or (ii) obtaining the Updated Diligence Materials, any Uniform Commercial Code or judgment Lien searches or any surveys of the Real Properties, (b) all transfer and similar Taxes incident to the sale of the Equity Interests, (c) the fees and expenses of the Deposit Escrow Agent and (d) all other similar costs, fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents. In furtherance thereof, the Closing Statement for the Third Closing shall provide for a credit to either Buyer or Seller, in such amount as is necessary to provide for an equal sharing of the costs, fees, and expenses as described by the immediately preceding sentence (or if this Agreement is terminated after the Initial Closing but prior to the Third Closing, then each Party shall be entitled to reimbursement from the other Party, to the extent necessary to effect such an equal sharing of costs, fees and expenses). Notwithstanding the foregoing, (A) each party shall bear the fees and expenses of its and its Affiliates’ own (1) legal counsel (including, in the case of Seller, Latham & Watkins LLP and Hunton & Williams LLP) and (2) financial advisors, brokers, finders, investment bankers or other Persons entitled to any brokerage fee, finders’ fee or other commission (including, in the case of Seller, Goldman Sachs & Co., Gerrity Advisory and KG Consulting, and in the case of Buyer, RCS Advisory Services, LLC), in each case, in connection with the transactions contemplated by this Agreement or the Transaction Documents, (B) in the event any Lender reasonably requires reserves or escrows, principal loan reductions or other fees or costs not specifically required under the current documents related to the Assumed Existing Loans in order to provide a Lender Consent in respect of any Assumed Existing Loan, such amount shall be paid by Buyer and (C) Seller shall bear any costs, fees and expenses required to be incurred in connection with effecting any JV Redemptions.

Section 2.9 Diligence Materials; Diligence Period Access; Defects.
(a) The Parties expressly agree and acknowledge that, as of the date of this Agreement, Seller has made available to Buyer with respect to the Real Property and to the extent in Seller’s possession, copies of (i) the Property Leases and the Ground Leases, (ii) certain lender’s and/or owner’s title insurance policies and related materials (the materials described in this clause (ii), the “Pre-Signing Title Materials”), (iii) property surveys and site plans, (iv) environmental reports (such reports, the “Pre-Signing Environmental Materials”), (v) certificates of occupancy, (vi) current real estate tax bills, (vii) rent rolls, (viii) operating statements and (ix) warranties related to improvements constructed thereon. The Parties further agree and acknowledge that, prior to the date hereof, Seller has ordered from applicable service providers, updated title commitments for each Real Property (any such updated title commitments, the “Updated Title Materials” and, together with the Pre-Signing Title Materials, the “Title Materials”), in addition to updated Phase I environmental reports for each Real Property (such updates, the “Updated Environmental Materials” and, together with the Pre-Signing Environmental Materials, the “Environmental Materials”, and the Updated Environmental Materials, together with the Updated Title Materials, the “Updated Diligence Materials”). From and after the date hereof, Seller shall provide to Buyer copies of the Updated Diligence Materials as and when they become available to Seller, but only to the extent Seller has not, as of the date of this Agreement, already provided copies to Buyer of any such Updated Diligence Materials that have been received by Seller (it being agreed and understood that any Updated Diligence Materials made available in Seller’s electronic dataroom to which Buyer and its Representatives have access shall satisfy Seller’s obligations under this sentence). From and after the date hereof, Buyer shall cause the third-party providers of the PCRs to deliver a copy of each PCR to Seller as and when any such PCR is delivered to Buyer. The Parties acknowledge that prior to the expiration of the Diligence Period with respect to the Pre-Cutoff Materials, Buyer identified certain matters with respect to title and environmental matters, as set forth on Annexes J and K, respectively that Buyer believes could potentially constitute Defects. The Parties agree that the matters set forth in Annexes J and K, and Buyer’s delivery to Seller thereof do not constitute Defect Notices hereunder, and instead, the Title Materials and Environmental Materials in respect of the matters set forth in Annexes J and K shall be deemed to be Post-Cutoff Materials delivered to Buyer on the date of this Agreement. Buyer will have (A) with respect to the Title Materials in respect of the matters set forth on Annex J, four (4) Business Days from the date hereof to evaluate such materials to determine whether to deliver a Defect Notice in respect thereof and (B) four (4) Business Days from the date of receipt of any Updated Environmental Materials to evaluate such Updated Environmental Materials (including the Environmental Materials in respect of the matters set forth on Annex K) to determine whether to deliver a Defect Notice in respect thereof.
(b) In addition to providing Buyer with the Updated Diligence Materials, during each Real Property’s Diligence Period, Seller shall afford to Buyer and its authorized Representatives reasonable access (at Buyer’s sole cost and risk, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of Seller’s business) to such Real Property, and the books, Contracts and records of the Company or the Purchased Subsidiary (including the Subsidiary information used in connection with the calculation contemplated on Section 1.1(e) of the Disclosure Schedule) that owns or otherwise has the right to use such Real Property to the extent the same is in Seller’s possession (it being agreed and understood that such books, Contracts or records made available in Seller’s electronic dataroom to which Buyer and its Representatives have access shall constitute sufficient access hereunder), in each case, as Buyer and such Representatives may reasonably request; provided, that Buyer shall indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all liabilities, claims and expenses (including reasonable attorneys’ fees), including, without limitation, those for personal injury to or death of any of Buyer’s directors, officers, employees, or other Representatives, in each case arising out of or related to any access permitted by this Section 2.9, except to the extent such claims arise from the gross negligence or willful misconduct of the Seller Indemnified Parties, and Buyer shall provide Seller with a liability insurance policy naming Seller as a named insured in the amount of at least $2,000,000 with respect to Buyer’s and its Representatives’ activities at the Real Property. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, Buyer shall hold in confidence all such information (including the Updated Diligence Materials) on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the sale process that gave rise to the transactions contemplated by this Agreement, or in connection with any other sale process related to the Real Property, or any information or analysis (including financial analysis) relating to any such bids, (ii) any information the disclosure of which would jeopardize any legal privilege or work-product privilege available to Seller, any of the Companies or any of the Purchased Subsidiaries or any of their respective Affiliates relating to such information or would cause Seller, any of the Companies, or any of the Purchased Subsidiaries or any of their respective Affiliates to breach a confidentiality obligation, (iii) organizational, financial and other documents relating to Seller or any of its Affiliates (other than any Company or any Purchased Subsidiary), (iv) information contained in any internal financial analyses or projections with respect to the Companies, the Purchased Subsidiaries or the Real Property or (v) any information the disclosure of which would result in a violation of Law or Contract. In addition to the foregoing, Seller shall, at such time as requested and from time to time prior to ten (10) Business Days after the Third Closing, upon reasonable notice and reasonable request from Buyer, provide Buyer and its Representatives with access to financial information that is reasonably necessary in the opinion of the outside third party accountants of Buyer to enable Buyer and such accountants to timely prepare financial statements in compliance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Notwithstanding anything to the contrary contained herein, prior to the applicable Closing, without the prior written consent of Seller, (A) Buyer shall not contact any Property Tenants, landlords under Ground Leases, JV Counterparties or Lenders or any of their respective Representatives regarding the Real Property, this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, and (B) Buyer shall have no right to perform any physical or invasive testing (environmental, structural or otherwise) at any Real Property (such as soil borings, water samplings or the like).
(c) In the event that (i) the Title Materials in respect of any Real Property reveal a condition that would reasonably be expected to result in a Property MAE (a “Title Defect”) and which, in the case of the Post-Cutoff Materials, was not revealed by the Pre-Cutoff Materials, or (ii) the Environmental Materials in respect of any Real Property reveal a condition that would reasonably be expected to result in a Property MAE (an “Environmental Defect”) and which, in the case of the Post-Cutoff Materials, was not revealed by the Pre-Cutoff Materials, then Buyer may, prior to the expiration of the applicable Diligence Period related to such Diligence Materials (as specified in clauses (a) and (b) of the definition of “Diligence Period” depending on whether the applicable Diligence Materials were Pre-Cutoff Materials or Post-Cutoff Materials), deliver to Seller a written notice of Buyer’s intention to exclude such Real Property (or the Company or Purchased Subsidiary that owns or has the right to use such Real Property, so long as such Company or Purchased Subsidiary does not own or have the right to use any other Real Property) from the applicable Closing, describing in reasonable detail the Defect revealed by the applicable Diligence Materials (such written notice, a “Defect Notice” and the Real Property (or the Company or Purchased Subsidiary that owns or has the right to use such Real Property, as applicable) to which such Defect Notice relates, a “Defected Property”); provided, that if Buyer fails to provide a Defect Notice with respect to any Real Property prior to the expiration of the applicable Diligence Period for the Diligence Materials related to such Real Property (as specified in clauses (a) and (b) of the definition of “Diligence Period” depending on whether the applicable Diligence Materials were Pre-Cutoff Materials or Post-Cutoff Materials), then, upon such expiration, such Real Property shall be irrevocably deemed to have no Defects and may not be excluded from any Closing or subject to any Property Allocation adjustment pursuant to this Section 2.9(c) (unless such Real Property is subject to a Pooled Loan, with respect to which all Pooled Properties subject thereto are excluded from the Closings pursuant to Section 2.9(c)(iv) below). Upon delivery of any such Defect Notice, the following provisions shall apply:
(i) in the event Buyer delivers to Seller a Defect Notice describing a Title Defect with respect to any Real Property that is not a Pooled Property, then within five (5) Business Days of Seller’s receipt of such Defect Notice, Seller shall provide written notice to Buyer of its election to either (A) attempt to cure, at Seller’s sole cost and expense, the Defect described therein (which cure may be effected by causing such Defect to be removed or by causing the applicable title company to affirmatively insure over any such Title Defect) or (B) not exclude such Defected Property from the Closings, and instead enter into negotiations with Buyer to agree upon an adjustment to such Defected Property’s Property Allocation to account for the applicable Title Defect (it being agreed and understood that if the Parties are not able to agree upon any such adjustment prior to the applicable Closing, they shall proceed to the applicable Closing using such Defected Property’s Property Allocation and shall resolve the dispute with respect to the adjustment to such Property Allocation in accordance with the dispute resolution provisions of Section 10.11(b)); provided, that if Seller fails to provide such written notice to Buyer within such five (5) Business Day period, then such Defected Property shall be deemed to be irrevocably excluded from the Closings (and counted towards the Termination Threshold); provided further, that if Seller elects to cure the applicable Defect, Seller shall use Reasonable Efforts to effect such cure, and (1) if Seller provides evidence of such cure reasonably satisfactory to Buyer prior to the Second Closing or the Third Closing, then the applicable Defect shall be deemed cured and such Real Property shall be included in the Second Closing or the Third Closing (subject to satisfaction of the other conditions set forth in this Agreement with respect to such Real Property), as applicable and (2) if Seller fails to provide such evidence to Buyer prior to the Third Closing, Seller shall be deemed to have elected to proceed pursuant to clause (B) of this Section 2.9(c)(i) with respect thereto, and such Defected Property shall be included in the Third Closing and shall be subject to a Property Allocation adjustment;

(ii) in the event Buyer delivers to Seller a Defect Notice describing an Environmental Defect with respect to any Real Property that is not a Pooled Property, then within five (5) Business Days of Seller’s receipt of such Defect Notice, Seller shall provide written notice to Buyer of its election to either (A) attempt to remediate, at Seller’s sole cost and expense, the Environmental Defect described therein (which remediation may be effected by causing such Defect to be removed or purchasing environmental insurance in respect thereof reasonably acceptable to Buyer) or (B) exclude the applicable Defected Property from the Closings; provided, that if Seller fails to provide such written notice to Buyer within such five (5) Business Day period, then Seller shall be deemed to have elected to proceed pursuant to clause (B) of this Section 2.9(c)(ii), and such Real Property shall be excluded from the Closings (and counted towards the Termination Threshold); provided further, that if Seller elects to remediate the applicable Defect, Seller shall use Reasonable Efforts to effect such remediation, and (1) if Seller provides evidence of such remediation reasonably satisfactory to Buyer prior to the Second Closing or the Third Closing, then the applicable Defect shall be deemed remediated and such Real Property shall be included in the Second Closing or the Third Closing (subject to satisfaction of the other conditions set forth in this Agreement with respect to such Real Property), as applicable and (2) if Seller fails to provide such evidence to Buyer prior to the Third Closing, Seller shall, subject to Section 2.9(c)(vi), be deemed to have elected to proceed pursuant to clause (B) of this Section 2.9(c)(ii) with respect thereto, and such Real Property shall be excluded from the Closings (and counted towards the Termination Threshold);
(iii) in the event Buyer delivers to Seller a Defect Notice describing a Title Defect with respect to any Pooled Property, then within five (5) Business Days of Seller’s receipt of such Defect Notice, Seller shall provide written notice to Buyer of its election to perform one or more of the following actions: (A) attempt to cure, at Seller’s sole cost and expense, the Title Defect described therein (which cure may be effected by causing such Defect to be removed or by causing the applicable title company to affirmatively insure over any such Title Defect), (B) attempt to exclude the applicable Defected Property (and no other Real Properties subject to the applicable Pooled Loan) from the Closings whether by removing such Real Property from the applicable Existing Loan pursuant to a release provision in the applicable Existing Loan or otherwise upon receipt of the consent of the applicable Lender and/or (C) not exclude such Defected Property from the Closings, and instead enter into negotiations with Buyer to agree upon an adjustment to such Defected Property’s Property Allocation to account for the applicable Title Defect (it being agreed and understood that if the Parties are not able to agree upon any such adjustment prior to the applicable Closing, they shall proceed to the applicable Closing using such Defected Property’s Property Allocation and shall resolve the dispute with respect to the adjustment to such Property Allocation in accordance with the dispute resolution provisions of Section 10.11(b)); provided, that if Seller fails to provide such written notice to Buyer within such five (5) Business Day period, then Seller shall be deemed to have elected to proceed pursuant to clause (C) of this Section 2.9(c)(iii), and such Defected Property shall be included in the applicable Closing and shall be subject to a Property Allocation adjustment; provided further, that if Seller elects to cure the applicable Defect and/or exclude the applicable Defected Property pursuant to the foregoing clause (B), Seller shall use Reasonable Efforts to effect such cure or exclusion, and (1) if Seller provides evidence of such cure reasonably satisfactory to Buyer or otherwise excludes such Defected Property pursuant to the foregoing clause (B) prior to the Second Closing or the Third Closing, then the applicable Defected Property shall be excluded from the applicable Closing or the applicable Defect shall be deemed cured, as applicable, and, if the Defect is cured, such Real Property shall be included in the Second Closing or the Third Closing (subject to satisfaction of the other conditions set forth in this Agreement with respect to such Real Property), as applicable and (2) if Seller fails to provide such evidence of cure to Buyer or fails to exclude such Defected Property pursuant to the foregoing clause (B) prior to the Third Closing, Seller shall be deemed to have elected to proceed pursuant to clause (C) of this Section 2.9(c)(iii) with respect thereto, and such Defected Property shall be included in the Third Closing and shall be subject to a Property Allocation adjustment.
(iv) in the event Buyer delivers to Seller a Defect Notice describing an Environmental Defect with respect to any Pooled Property, then within five (5) Business Days of Seller’s receipt of such Defect Notice, Seller shall provide written notice to Buyer of its election to perform one or more of the following actions: (A) attempt to remediate, at Seller’s sole cost and expense, the Environmental Defect described therein (which remediation may be effected by causing such Defect to be removed or purchasing environmental insurance in respect thereof reasonably acceptable to Buyer), (B) attempt to exclude the applicable Defected Property (and no other Real Properties subject to the applicable Pooled Loan) from the Closings, whether by removing such Real Property from the applicable Pooled Loan pursuant to a release provision in such Pooled Loan or otherwise upon receipt of the consent of the applicable Lender and/or (C) exclude all of the Real Properties subject to the applicable Pooled Loan from the Closings; provided, that if Seller fails to provide such written notice to Buyer within such five (5) Business Day period, then Seller shall be deemed to have elected to proceed pursuant to clause (C) of this Section 2.9(c)(iv), and all of the Real Properties subject to the applicable Pooled Loan shall be excluded from the Closings (and counted towards the Termination Threshold); provided further, that if Seller elects to remediate the applicable Defect and/or exclude the applicable Defected Property pursuant to the foregoing clause (B), Seller shall use Reasonable Efforts to effect such remediation or exclusion, and (1) if Seller provides evidence of such remediation reasonably satisfactory to Buyer or otherwise excludes such Defected Property pursuant to the foregoing clause (B) prior to the Second Closing or the Third Closing, then the applicable Defected Property shall be excluded from the applicable Closing or the applicable Defect shall be deemed remediated, as applicable, and, if the Defect is remediated, such Real Property shall be included in the Second Closing or the Third Closing (subject to satisfaction of the other conditions set forth in this Agreement with respect to such Real Property), as applicable and (2) if Seller fails to provide such evidence of remediation to Buyer or fails to exclude such Defected Property pursuant to the foregoing clause (B) prior to the Third Closing, Seller shall, subject to Section 2.9(c)(vi), be deemed to have elected to proceed pursuant to clause (C) of this Section 2.9(c)(iv) with respect thereto, and all of the Real Properties subject to the applicable Pooled Loan shall be excluded from the Closings (and counted towards the Termination Threshold);
(v) the Parties hereby agree and acknowledge that, for purposes of this Section 2.9(c), the failure of Seller to provide any Updated Environmental Materials with respect to any Real Property, or the failure of Seller to undertake and complete any recommendations of any such Updated Environmental Materials to obtain a Phase II environmental report, shall be conclusively deemed to be an unremediated Defect with respect to the applicable Real Property;

(vi) notwithstanding anything to the contrary in Sections 2.9(c)(ii) and 2.9(c)(iv), in the event Buyer and Seller have agreed to a plan of remediation with respect to any Environmental Defect, which plan of remediation is reasonably likely to extend past the Outside

Date, the Parties will work together in good faith to structure an alternative or deferred Closing with respect to such Real Property upon completion of such remediation plan to the reasonable satisfaction of Buyer;
(vii) without limiting the foregoing provisions, but in furtherance thereof, (A) any Defected Property ultimately excluded from the Closings pursuant to this Section 2.9(c) shall not be transferred to Buyer pursuant to this Agreement, (B) Buyer and Seller shall have no further rights or obligations under this Agreement relating to such Defected Property and (C) such Defected Property shall cease to be considered “Real Property”, a “Company” or a “Purchased Subsidiary” hereunder, as applicable.
(d) Notwithstanding anything in this Agreement to the contrary, at any time after which (i) Buyer has provided Seller with Defect Notices (even if Seller has elected to attempt to cure or remediate same) and (ii) the aggregate Property Allocations (prior to any adjustments thereof) of the Defected Properties affected by such unremediated Defects (including the aggregate Property Allocations of all Pooled Properties that are included in the same Pooled Loan as any such Defected Property) is greater than or equal to $274,995,116.04 (such number of Defected Properties, the “Termination Threshold”), then Seller shall have the right to terminate this Agreement in its entirety (other than with respect to any Company, Purchased Subsidiary or Real Property that has already been transferred to Buyer at the Initial Closing or the Second Closing if such termination occurs after either such Closing) by providing written notice of such termination to Buyer. Upon any such termination, the provisions of Section 9.2 shall control the survival of certain provisions hereof and the disbursement of the then-remaining Deposit.
Section 2.10 Third Party Approvals and Notifications; Further Assurances.
(a) Seller shall, and shall cause the Companies and the Purchased Subsidiaries to, use Reasonable Efforts to, as soon as reasonably practicable, obtain such consents, waivers, approvals, orders and authorizations (including the Required Lender Consents, the Required Tenant Waivers and any consents, waivers or approvals of the JV Counterparties required to effect the JV Redemptions), and make such notifications (including to Lenders under the Prepaid Existing Loans and to the JV Counterparties as required to effect the JV Redemptions), in each case, as are reasonably necessary to consummate the transactions contemplated hereby (collectively the “Third Party Approvals and Notifications”). Buyer shall cooperate with Seller to assist Seller to obtain such Third Party Approvals and Notifications.
(b) Without limiting the provisions of Section 2.10(a), but in furtherance thereof, Buyer and Seller shall use Reasonable Efforts to cooperate in connection with soliciting and obtaining the Required Lender Consents, including the preparation and delivery of any information relating to Buyer, Seller or any of their Affiliates as may be reasonably requested by any such Lender or any loan servicer on behalf of any Lender and shall generally act in a coordinated manner when soliciting and obtaining any such Required Lender Consents. In furtherance thereof, (i) Buyer and Seller shall take such actions as are necessary to obtain from the applicable Lender a valid and binding written release of Seller and its Affiliates (in form and substance reasonably satisfactory to Seller and such Affiliates) from any guaranty or other obligation or liability of any kind whatsoever arising in connection with the applicable Assumed

Existing Loan, whether arising before, on or after the applicable Closing Date, (ii) if required by any Lender in order to obtain any such release of Seller or its Affiliates, Buyer shall provide, or cause a credit-worthy Affiliate of Buyer to provide, a substitute guarantee to such Lender with terms that are at least as favorable to such Lender as the terms of the guarantee being released by the Lender, and Buyer shall take such other actions (including furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements) as the Lender may reasonably request to cause Seller to obtain such release and (iii) Buyer shall consent and agree to such modifications and amendments to the Assumed Existing Loans as the applicable Lender may reasonably require, including, without limitation, reserve or escrow requirements, principal reductions or other matters required to “rebalance” the Assumed Existing Loan and (iv) each Party shall provide the Lenders with such other information as they may request in order to obtain the Required Lender Consents and permit the transfer or assumption by Buyer of the Assumed Existing Loans, including current and historical financial, capitalization and operating information (including management experience) of Buyer and its Affiliates, required confirmations to be delivered by Buyer from ratings agencies, legal opinions delivered by Buyer (including non-consolidation opinions) and any other data or information requested by such Lender. In connection with the foregoing, (A) each Party shall give the other Party no less than four (4) Business Days to review and comment on all materials or documents to be provided to any Lender in connection with obtaining any Required Lender Consents and any such materials or documents shall be revised by Buyer or Seller, as applicable, to reflect the reasonable comments of the other Party, (B) neither Seller, nor any of its Representatives, shall engage or participate in any material meeting or proposed material meeting with any Lender or any loan servicer with respect to the Required Lender Consents without providing Representatives of Buyer reasonable opportunity to participate (it being agreed and understood that neither Buyer nor its Representatives will contact any Lender without the prior written consent of Seller).
(c) Subject to, and not in limitation of, Sections 2.10(a) and 2.10(b), each of Buyer and Seller shall, and Seller shall cause the Companies and the Purchased Subsidiaries to, use their respective Reasonable Efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including by executing and delivering to each other such other documents, agreements or instruments of transfer as are reasonably necessary therefor) and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
Section 2.11 Kickout Period. At any time prior to the expiration of the applicable Kickout Period, Buyer may, in its sole discretion, deliver to Seller written notice (a “Kickout Notice”) of Buyer’s intention to exclude from the Closings up to that number of Real Properties, the aggregate Property Allocations of which is less than or equal to $183,330,077.36 (such number of Real Properties the “Maximum Kickout Properties”); provided, that in no event shall the Maximum Kickout Properties be greater than thirteen (13) Real Properties; provided further, that in no event shall Buyer be permitted to deliver a Kickout Notice with respect to the Real Property set forth on Section 2.11 of the Disclosure Schedule; provided further, that if Buyer fails to deliver a Kickout Notice with respect to any Real Property prior to the expiration of the applicable Kickout Period, then, upon such expiration, such Real Property shall be irrevocably deemed to not be excluded from any Closing pursuant to this Section 2.11 (unless such Real

Property is subject to a Pooled Loan, with respect to which all Pooled Properties subject thereto are excluded from the Closings pursuant to the immediately following proviso); provided further, however, that if Buyer delivers a Kickout Notice with respect to any Pooled Property, all other Lender Encumbered Properties subject to the Pooled Loan encumbering such Pooled Property shall be excluded from the Closings pursuant to this Section 2.11, and all such Lender Encumbered Properties shall be counted towards (and may not exceed) the Maximum Kickout Properties. In no event, however, shall Buyer deliver a Kickout Notice with respect to a Pooled Property if all such Lender Encumbered Properties subject to the Pooled Loan would exceed the Maximum Kickout Properties. Without limiting the foregoing provisions, but in furtherance thereof, (i) any Real Property ultimately excluded from the Closings pursuant to this Section 2.11 shall not be transferred to Buyer pursuant to this Agreement, (ii) Buyer and Seller shall have no further rights or obligations under this Agreement relating to such Real Property and (iii) such Real Property shall cease to be considered “Real Property”, a “Company” or a “Purchased Subsidiary” hereunder, as applicable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
Section 3.1 Organization of Seller.
Seller is a corporation, duly incorporated, existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted.
Section 3.2 Authorization; Enforceability.
Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Seller. This Agreement has been, and as of the applicable Closing Date, each of the Transaction Documents to be delivered on or prior to such Closing Date will be, duly and validly executed and delivered by Seller and constitutes, or in the case of the Transaction Documents to be delivered on or prior to such Closing Date, will constitute a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 No Conflict.
(a) None of the execution and delivery by Seller of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents or any Law or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any Contract to which Seller is a party or by which such Seller or its properties or assets are bound, except, in the case of this clause (ii), for such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
(b) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Person, including any Governmental Authority, is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or the Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
Section 3.4 Litigation.
There are no (a) Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or (b) outstanding orders or unsatisfied judgments from any Governmental Authority binding upon Seller, in each case, that would reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
Section 3.5 Brokers’ Fees.
Except for Goldman Sachs & Co., Gerrity Advisory and KG Consulting whose fees will be paid by Seller, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Seller or any of its Affiliates.
Section 3.6 Ownership of Equity Interests.
Seller has good title to, holds of record, and owns beneficially the Equity Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Law, the Existing Loans, the JV Agreements and the Property Leases. Upon consummation of the transactions contemplated by this Agreement, Buyer will own the Equity Interests free and clear of all Liens other than (i) transfer restrictions imposed thereon by applicable securities Laws, the Assumed Existing Loans and the Property Leases and (ii) any Liens created by Buyer or its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES AND THE PURCHASED SUBSIDIARIES
Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
Section 4.1 Organization of the Companies and the Purchased Subsidiaries.
Each of the Companies and each of the Purchased Subsidiaries is the type of entity set forth across from its name on Section 4.1 of the Disclosure Schedule, duly organized, validly existing and in good standing, under the Laws of its jurisdiction and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted. Each Company and each Purchased Subsidiary is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.2 No Conflict; Regulatory Approvals.
(a) None of the execution and delivery by Seller of this Agreement or the Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, the Organizational Documents of any of the Companies or any of the Purchased Subsidiaries or any Law, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of any Contract to which any of the Companies or any of the Purchased Subsidiaries is a party or by which any of the Companies or any of the Purchased Subsidiaries or any of their respective properties or assets are bound, except, in the case of this clause (ii), for such conflicts, violations, defaults, terminations or cancellations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b) No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to any Person, including any Governmental Authority, is required on the part of any of the Companies or any of the Purchased Subsidiaries in connection with the execution and delivery by Seller of this Agreement or the Transaction Documents to which Seller is a Party or the consummation of the transactions contemplated hereby or thereby except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.3 Capitalization of the Companies and the Purchased Subsidiaries.
(a) Section 4.3(a) of the Disclosure Schedule sets forth the number of authorized equity interests of each of the Companies. All of the issued and outstanding equity interests of each of the Companies were duly authorized for issuance and are validly issued, fully paid and non-assessable (such issued and outstanding equity interests, collectively, the “Equity Interests”), and all such Equity Interests (other than any JV Equity Interests owned by a JV Counterparty) are, or on the applicable Closing Date will be, owned by Seller free and clear of all Liens other than (i) transfer restrictions imposed thereon by applicable securities Laws, the Existing Loans, the JV Agreements and the Property Leases and (ii) any Liens created by Buyer or its Affiliates. None of the Equity Interests was issued in violation of any preemptive rights. Except pursuant to any JV Agreement or any Property Lease, there are no options, warrants, convertible securities, phantom interests or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests. Except pursuant to any JV Agreement or any Property Lease, no Company has granted or otherwise entered into any written agreement with respect to any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of such Company or obligating Seller or such Company to issue or sell any such Equity Interests, or any other interest in, such Company. Except pursuant to any JV Agreement or any Property Lease, there are no outstanding contractual obligations of any of the Companies to repurchase, redeem or otherwise acquire any Equity Interests of such Company. Except pursuant to any JV Agreement, any Property Lease or any Existing Loan, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.
(b) None of the Companies has any Subsidiaries, other than the Purchased Subsidiaries. Section 4.3(b) of the Disclosure Schedule sets forth the number of authorized equity interests of each of the Purchased Subsidiaries. All of the issued and outstanding equity interests of each of the Purchased Subsidiaries were duly authorized for issuance and are validly issued, fully paid and non-assessable (such issued and outstanding equity interests, collectively, the “Subsidiary Equity Interests”), and each such Subsidiary Equity Interest is, or on the applicable Closing Date will be, owned by a Company (other than JV Equity Interests owned by any JV Counterparty) free and clear of all Liens other than (i) transfer restrictions imposed thereon by applicable securities Laws, the Existing Loans, the JV Agreements and the Property Leases and (ii) any Liens created by Buyer or its Affiliates. None of the Subsidiary Equity Interests was issued in violation of any preemptive rights. Except pursuant to any JV Agreement or any Property Lease, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Subsidiary Equity Interests. Except pursuant to any JV Agreement or any Property Lease, the Purchased Subsidiaries have not granted or otherwise entered into any written agreement with respect to any options, warrants, convertible securities, phantom interests or other rights, agreements, arrangements or commitments of any character relating to the Subsidiary Equity Interests or obligating any Company or any Purchased Subsidiary to issue or sell any Subsidiary Equity Interests, or any other interest in, the Purchased Subsidiaries. Except pursuant to any JV Agreement or any Property Lease, there are no outstanding contractual obligations of the Purchased Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Equity Interests. Except pursuant to any JV Agreement, any Property Lease or any Existing Loan, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Equity Interests.

Section 4.4 Real Property.
(a) As of the applicable Closing Date, the Owned Real Property will constitute all the real property owned by any of the Companies or any of the Purchased Subsidiaries, and the Leased Real Property will constitute all the real property leased or subleased by any of the Companies or any of the Purchased Subsidiaries as a tenant thereunder.
(b) Each Company or Purchased Subsidiary has good and marketable fee simple title to the Owned Real Property, and good and valid leasehold title to the Leased Real Property, in each case, which is indicated on Section 4.4(a) of the Disclosure Schedule as being owned or leased by such Company or Purchased Subsidiary, as applicable, free and clear of all Liens, other than Permitted Liens.
(c) Except pursuant to the Property Leases, no Person other than the Companies and the Purchased Subsidiaries has the right to use or occupy the Owned Real Property as of the date hereof. To the Knowledge of Seller, as of the date hereof, (i) the current use and operation of the Real Property is in material compliance with all applicable zoning, building codes and other land use laws imposed by any Governmental Authority regulating the use or occupancy of the Real Property or the activities conducted thereon and (ii) there are no pending or threatened condemnation proceedings with respect to the Real Property that would have a Material Adverse Effect. No Company or Purchased Subsidiary has any outstanding obligation to provide any Property Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements at any of the Real Property.
Section 4.5 No Employees.
At no time has any Company or any Purchased Subsidiary had any employees, nor has there been any “defined benefit plan” within the meaning of ERISA, maintained by any Company or any Purchased Subsidiary or any predecessor thereto.
Section 4.6 Contracts.
(a) Section 4.6(a) of the Disclosure Schedule sets forth the following Contracts to which any of the Companies or any of the Purchased Subsidiaries is a party in effect on the date of this Agreement (each Contract that is required to be listed in Section 4.6(a) of the Disclosure Schedule, being “Material Contracts”):
(i) each Contract pursuant to which a Company or a Purchased Subsidiary (A) leases any of the Owned Real Property, or subleases any of the Leased Real Property, to a third-party tenant (collectively, the “Property Leases”) or (B) leases any of the Leased Real Property from a third-party landlord (collectively, the “Ground Leases”);
(ii) any material agreement evidencing or securing the Existing Loans;

(iii) any property management agreement in effect with respect to any Real Property (the “Property Management Agreements”); and

(iv) each JV Agreement.
(b) As of the date of this Agreement, each Material Contract represents the legally valid and binding obligation of the Company or Purchased Subsidiary party thereto, and, to the Knowledge of Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against such Company, such Purchased Subsidiary or such other party or parties, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of the Companies or any of the Purchased Subsidiaries or, to the Knowledge of Seller, any other party or parties to any Material Contract is in material breach of or material default under any Material Contract, which breaches or defaults, individually or in the aggregate, would reasonably be expected to result in material liability to such Company or such Purchased Subsidiary, as applicable, or otherwise materially interfere with such Company’s or such Purchased Subsidiary’s use, ownership or operation of any of the Real Property.
(c) Seller has provided Buyer with true, correct and complete copies of the Property Leases and Ground Leases, and the rent payable by the Property Tenant as of July 31, 2013 pursuant to each Property Lease is as set forth on Section 4.6(c) of the Disclosure Schedule.
Section 4.7 Litigation.
As of the date of this Agreement, (a) there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened by any Person, against any of the Companies, the Purchased Subsidiaries or the Real Property that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and (b) there is no outstanding order or unsatisfied judgment against any of the Companies, the Purchased Subsidiaries or the Real Property from any Governmental Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
Section 4.8 Environmental Matters.
The representations and warranties contained in this Section 4.8 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental matters, including any Environmental Permits and any other matter arising under any Environmental Laws. To Seller’s Knowledge:
(a) the operations of the Companies and the Purchased Subsidiaries are, and since January 1, 2012, have been, in compliance with all Environmental Laws in all material respects, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits necessary to use, own or operate the Real Property substantially in the same manner as currently conducted;

(b) each of the material Environmental Permits necessary to use, own or operate the Real Property substantially in the same manner as currently conducted is in full force and effect and no action is pending or threatened to revoke, suspend, modify, or limit any such Environmental Permit;
(c) none of the Companies or any of the Purchased Subsidiaries is the subject of any material outstanding administrative compliance order, consent decree or judgment from any Governmental Authority under any Environmental Laws requiring Remedial Action or the payment of any material fine or penalty; and
(d) none of the Companies or any of the Purchased Subsidiaries has received any written notification of any of the matters set forth in this Section 4.8.
Section 4.9 Legal Compliance.
Except with respect to (a) compliance with Laws concerning Tax related matters (as to which certain representations and warranties are made pursuant to Section 4.11) and (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.8), the Companies, the Purchased Subsidiaries and the Real Property are as of the date of this Agreement, and, to the Knowledge of Seller, since January 1, 2012 have been, in compliance with all Laws, except for noncompliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.10 Permits.
Except with respect to Environmental Permits (as to which certain representations and warranties are made pursuant to Section 4.8), each Company and each Purchased Subsidiary possesses all Permits necessary for it to use, own and/or operate its business as currently conducted substantially in the same manner as currently conducted by it, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All such Permits are in full force and effect in all material respects and there are no lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.
Section 4.11 Tax Matters. The representations and warranties contained in this Section 4.11 are the sole and exclusive representations and warranties of Seller pertaining or relating to any Tax matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) all Tax Returns required to be filed by the Companies and the Purchased Subsidiaries have been duly and timely filed (taking into account any extension) with the appropriate Tax Authority, (b) all Taxes shown as due on such Tax Returns have been timely paid in full, (c) there is no claim pending by any applicable Tax Authority in connection with any such Tax, (d) none of such Tax Returns are now under audit or examination by any Tax Authority, (e) no written claim has been made by any Tax Authority in a jurisdiction where the applicable Company or Purchased Subsidiary does not file a Tax Return that it is or may be subject to taxation in that jurisdiction and (f) since the date of its formation, each Company and each Purchased Subsidiary has been disregarded as an entity separate from Seller for United States federal income tax purposes pursuant to United States Treasury Regulation Section 301.7701-3(b).

Section 4.12 No Other Operations. As of the applicable Closing Date, no Company or any Purchased Subsidiary will (a) own or hold any assets, other than the Owned Real Property, Leased Real Property, interests in Subsidiaries or pursuant to any Material Contract, or (b) conduct any business, other than as set forth in the immediately preceding clause (a), the operation of the Real Property, the Leased Real Property or otherwise pursuant to any Material Contract.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
Except as disclosed in the Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows:
Section 5.1 Organization of Buyer.
Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.
Section 5.2 Authorization; Enforceability.
Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Buyer. This Agreement has been, and as of the applicable Closing Date, each of the Transaction Documents to which Buyer is a party to be delivered on or prior to such Closing Date will be, duly and validly executed and delivered by Buyer and constitutes, or in the case of each of the Transaction Documents to be delivered on or prior to such Closing Date, will constitute a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 5.3 No Conflict.
(a) None of the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with, or result in any violation of the Organizational Documents of Buyer or any Law or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any Contract to which Buyer is a party or by which Buyer or Buyer’s properties or assets are bound, except, in the case of this clause (ii), for such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(b) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Person, including any Governmental Authority, is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby except as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
Section 5.4 Litigation.
There are no (a) Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or (b) outstanding orders or unsatisfied judgments from any Governmental Authority binding upon Buyer, in each case, that would reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 5.5 Brokers’ Fees.
Except for RCS Advisory Services, LLC, whose fees will be paid by Buyer, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon Contract with Buyer or any of its Affiliates.
Section 5.6 Financial Ability.
Buyer will have sufficient cash on hand at each Closing to fund the consummation of the transactions contemplated by this Agreement and the Transaction Documents, perform its obligations under this Agreement and the Transaction Documents and satisfy all other costs and expenses arising in connection herewith and therewith.
Section 5.7 Investment Representation.
Buyer is purchasing the Equity Interests for its own account with the present intention of holding the Equity Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Equity Interests. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Equity Interests. Buyer acknowledges that the Equity Interests have not been registered under any federal, state or foreign securities Laws and that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or pursuant to an exemption from registration under any federal, state or foreign securities Laws.

ARTICLE VI
COVENANTS
Section 6.1 Conduct of Business Pending the Closings.
From the date of this Agreement until the applicable Closing, except (A) as set forth in Section 6.1 of the Disclosure Schedule, (B) as required by Law, (C) as otherwise contemplated by this Agreement or (D) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):
(a) Prior to the applicable Closing, Seller shall, and shall cause each Company and each Purchased Subsidiary, to:
(i) use, own or operate the Real Property in substantially the same manner as currently conducted, including entering into any Property Leases or Ground Leases or other lease arrangements (or, in each case, modifications, amendments, waivers and supplements thereto) to the extent consistent with the past operation of the applicable Real Property; and
(ii) use Reasonable Efforts to preserve each Company’s and Purchased Subsidiary’s (A) present operations and organization and (B) present relationships with Property Tenants, landlords under the Ground Leases, JV Counterparties, Lenders and other Persons with whom the Companies and the Purchased Subsidiaries have similar relationships.
(b) Seller shall not, and shall cause each Company and each Purchased Subsidiary not to, take any of the actions set forth in clauses (i) – (viii) below, in each case with respect to the Companies and the Purchased Subsidiaries:
(i) transfer, issue, sell or dispose of any Equity Interest or Subsidiary Equity Interest or grant options, warrants, calls or other rights to purchase or otherwise acquire any Equity Interest or Subsidiary Equity Interest, other than in connection with the JV Redemptions (other than any internal transfers or other restructurings required to facilitate any Closing, as contemplated by Section 2.5);
(ii) effect any liquidation, dissolution, recapitalization, reclassification or like change in the capitalization of any of the Companies or any of the Purchased Subsidiaries (other than in connection with the JV Redemptions) or permit any of the Companies or any of the Purchased Subsidiaries to enter into any merger or consolidation with any Person (other than any liquidations, dissolutions, recapitalizations or other changes in capitalization required to facilitate any Closing, as contemplated by Section 2.5);
(iii) amend the Organizational Documents (other than any of the JV Agreements) of any of the Companies or any of the Purchased Subsidiaries, other than as reasonably required in order to secure any Lender Consent;
(iv) other than in the ordinary course of business, (A) subject any of the Real Property to any Lien other than Permitted Liens or (B) permit the Companies or the Purchased Subsidiaries to incur any indebtedness for borrowed money or make any loans, other than under the Existing Loans;

(v) other than in the ordinary course of business or pursuant to the terms of a Material Contract, acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Real Property (other than dispositions required to facilitate any Closing, as contemplated by Section 2.5);
(vi) other than in the ordinary course of business, enter into, amend, terminate or renew any Material Contract, other than (A) any automatic amendments, terminations or renewals pursuant to the terms of any Material Contract, (B) terminations of Existing Loans or (C) terminations of Property Management Agreements as of the applicable Closing;
(vii) settle any material Legal Proceeding involving the Real Property or relating to the transactions contemplated by this Agreement or the Transaction Documents, other than settlements involving the payment of cash (and no ongoing restrictions on the Real

Property to be acquired directly or indirectly by Buyer) for which Seller bears sole financial responsibility; or
(viii) agree to do anything prohibited by this Section 6.1(b).
Section 6.2 Books and Records; Post-Closing Access. After each Closing, except in connection with a claim for indemnification between the Parties pursuant to Article VIII, Buyer shall, and shall cause the Companies and the Purchased Subsidiaries transferred to Buyer at such Closing to, afford to Seller and its Representatives reasonable access, during normal business hours and in such manner as to not unreasonably interfere with the normal operation of Buyer’s business, to the properties, books, Contracts, commitments, Tax Returns, records (including work papers) and counsel (subject to attorney-client privilege, which shall not be waived or violated) and accountants of, and shall furnish Seller and such Representatives with all financial and operating data and other information concerning the affairs of, the Companies, the Purchased Subsidiaries and the Real Property transferred to Buyer at such Closing, in each case, as Seller or such Representatives reasonably request to the extent reasonably required by Seller in connection with its accounting, tax, legal defense or other similar needs. In furtherance of the foregoing, except as may otherwise be required pursuant to Buyer’s records management policy, Buyer shall retain all of the books and records of the Companies or the Purchased Subsidiaries existing on the applicable Closing Date and not destroy or dispose of any thereof for a period of six (6) years from such Closing Date or such longer time as may be required by Law.
Section 6.3 Risk of Loss. In the event that, after the date hereof but prior to the applicable Closing Date, any portion of any Real Property is taken pursuant to eminent domain proceedings or the improvements on any Real Property are materially damaged or destroyed by any casualty, Seller shall be required to give Buyer prompt written notice of the same after Seller’s actual discovery of the same, but shall have no obligation to contribute capital to any Person, or to repair or replace (or cause to be repaired or replaced) any such damage, destruction or taken property, and Buyer shall have no right to terminate this Agreement by reason thereof; provided that if any such occurrence results in a Property MAE after giving effect to the immediately following sentence, the Parties will work together to agree upon an adjustment to the applicable Real Property’s Property Allocation to account for such occurrence (it being agreed and understood that if the Parties are not able to agree upon any such adjustment prior to the applicable Closing, they shall proceed to the applicable Closing using such Real Property’s Property Allocation and shall resolve the dispute with respect to the adjustment to such Property Allocation in accordance with the dispute resolution provisions of Section 10.11(b)). Except to the extent any condemnation proceeds or insurance proceeds are (a) attributable to lost rents or other items applicable to any period prior to the applicable Closing, or (b) required for collection costs or repairs by Seller prior to the applicable Closing Date, Seller shall, upon consummation of the transactions contemplated hereby, assign to Buyer all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty, as applicable.
Section 6.4 Notice of Certain Events. Prior to the applicable Closing Date, each Party (in the context set forth in this Section 6.4, the “Notifying Party”) shall promptly notify the other Party of: (i) any written notice or other communication from any Governmental Authority to the

Notifying Party in connection with the transactions contemplated by this Agreement; (ii) any Legal Proceedings commenced or, to the Notifying Party’s Knowledge, threatened against, relating to, involving or otherwise affecting the consummation of the transactions contemplated by this Agreement; (iii) the discovery by the Notifying Party of any inaccuracy in or breach of any representation, warranty or covenant of such Notifying Party contained in this Agreement; and (iv) the discovery by the Notifying Party of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to such Notifying Party’s obligation to proceed to the applicable Closing, as set forth in Article VII, impossible or unlikely.
Section 6.5 Seller Marks.
Buyer agrees that (a) Buyer has no, and after each Closing, none of the Companies or any of the Purchased Subsidiaries being transferred to Buyer at such Closing will have any, right, title or interest in or to the names “Inland”, “Inland American” and “Inland American Real Estate”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Seller Marks”), (b) Buyer and each Company and each Purchased Subsidiary transferred to Buyer at any Closing shall have no right to use the Seller Marks after the applicable Closing Date and (c) Buyer shall not, and from and after the each Closing shall cause each Company and each Purchased Subsidiary transferred to Buyer at such Closing to cease to, use the Seller Marks after such Closing Date or hold itself out as having any sponsorship, endorsement or affiliation with Seller or any of its Affiliates. Within ten (10) Business Days after each Closing Date, Buyer shall make such filings with Governmental Authorities as are necessary to formally change the name of any Company or Purchased Subsidiary which was transferred to Buyer at such Closing and which has a name using one or more of the Seller Marks, to a name not using a Seller Mark.
Section 6.6 Publicity. Buyer and Seller shall not, and shall cause the Companies and the Purchased Subsidiaries not to, issue any press release, public announcement or other disclosure concerning this Agreement, the Transaction Documents, the terms hereof and thereof and/or the transactions contemplated hereby and thereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Seller or Buyer, disclosure is otherwise required by Law, provided that, to the extent required by Law, the Party intending to make such release, public announcement or disclosure shall use its Reasonable Efforts consistent with Law to consult with the other Party with respect to the text thereof prior to the issuance of such release, public announcement or disclosure.
Section 6.7 Confidentiality; Non-Disparagement.
(a) Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Third Closing, the Confidentiality Agreement shall terminate, provided that Seller, Buyer, the Companies and the Purchased Subsidiaries may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.

(b) Seller shall not, and shall cause its Representatives not to, for a period of three (3) years after each Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information related to the Real Property, the Companies or the Purchased Subsidiaries transferred to Buyer at such Closing; provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.7(b)) or (B) independently developed by Seller or any of its Affiliates (other than by any of the Companies or any of the Purchased Subsidiaries prior to the applicable Closing) without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, Seller provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Section 6.7(b), Seller and its Representatives shall be deemed to have satisfied their obligations hereunder with respect to confidential or proprietary information related to the Real Properties, the Companies and the Purchased Subsidiaries if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.
(c) For a period of three (3) years after the Third Closing, each Party (in the context set forth in this Section 6.7(c), the “Receiving Party”) shall not, and shall cause its respective Representatives not to, directly or indirectly, without the prior written consent of the other Party (in the context set forth in this Section 6.7(c), the “Disclosing Party”), disclose to any third party (other than each Party’s respective Representatives) any confidential or proprietary information of the Disclosing Party made available to the Receiving Party pursuant to the provisions of, or in connection with the negotiation of, this Agreement, the Confidentiality Agreement or the Transaction Documents; provided, that the foregoing restrictions shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.7), (B) independently developed by the Receiving Party or any of its Affiliates without reference to or use of any such information disclosed by the Disclosing Party or (C) in the case of Buyer, any information of any Company or Purchased Subsidiary which is obtained by Buyer by virtue of the purchase and sale of the Equity Interests or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Section 6.7(c), the Receiving Party and its Representatives shall be deemed to have satisfied its obligations hereunder with respect to confidential or proprietary information of the Disclosing Party if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.
(d) Each Party agrees that, except as compelled by applicable Law or Legal Proceeding (after provision of due prior notice of such Law or Legal Proceeding to the other Party) or in connection with such Party’s enforcement of its rights under, or defense against claims brought by the other Party under, this Agreement or any of the Transaction Documents, it will not, and will cause its directors and executive officers not to, directly or indirectly, (i) publicly disparage the other Party or any of such other Party’s Representatives or (ii) take any action that would reasonably be expected to cause any of such Persons to suffer reputational damage in the eyes of the public or any equity-holders, clients, tenants, landlords, joint venture partners, lenders, employees or competitors of any such Person.
(e) Notwithstanding anything in this Section 6.7 to the contrary, in the event Buyer desires to market any Real Property for sale prior to the applicable Closing, Buyer shall be permitted to provide to any prospective purchaser of such Real Property, Seller’s confidential or proprietary information with respect to such Real Property; provided, that (i) prior to Buyer’s provision of any such information, such prospective purchaser shall have entered into a confidentiality agreement in a form substantially similar to the Confidentiality Agreement (provided, that Seller shall be an express third party beneficiary to any such confidentiality agreement), with respect to such confidential or proprietary information and (ii) Seller shall not be required to deliver any additional information to such prospective purchaser other than such information as has already been delivered to Buyer.
Section 6.8 Property Management Agreements. The Parties shall, at Seller’s sole cost and expense, take such actions as are reasonably required to cause each Property Management Agreement to be terminated in its entirety, effective as of the applicable Closing, and thereafter each such Property Management Agreement shall be deemed terminated in its entirety.

RTICLE VII
CONDITIONS TO OBLIGATIONS
Section 7.1 Conditions to Obligations of Buyer and Seller.
The obligations of each Party to cause the Closings to occur are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such Party:
(a) In the case of any Closing, there shall not be in force any Law restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or the Transaction Documents to occur at such Closing;
(b) In the case of the Third Closing:
(i) Subject to Section 2.5(d), Seller shall have received the Lender Consents in respect of the Assumed Existing Loans (collectively, the “Required Lender Consents” and, the condition contained in this Section 7.1(b)(i), the “Lender Condition”);
(ii) Subject to Section 2.5(d), Seller shall have received the Tennant Consents set forth on Annex G (collectively, the “Required Tenant Waivers” and, the condition contained in this Section 7.1(b)(ii), the “Tenant Condition”); and
(iii) Subject to Section 2.5(d), Seller shall have redeemed all JV Equity Interests owned by any JV Counterparty in accordance with the JV Agreements (collectively, the “JV Redemptions” and, the condition contained in this Section 7.1(b)(iii), the “JV Condition”).

Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to cause any Closing to occur are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
(a) (i) Each of the Fundamental Seller Representations (to the extent they relate to the transactions being consummated at such Closing) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the applicable Closing Date as if made on such Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date) and (ii) each of the other representations and warranties of Seller contained in Articles III and IV of this Agreement (to the extent they relate to the transactions being consummated at such Closing), without giving effect to materiality, Material Adverse Effect or other similar qualifications, shall be true and correct at and as of the date of this Agreement and at and as of the applicable Closing Date as if made at and as of such Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before such Closing Date; and
(c) Seller shall have delivered to Buyer or the Deposit Escrow Agent, as applicable, the items and documents set forth in Section 2.6(a) which are required to be delivered by Seller at such Closing.
Section 7.3 Conditions to the Obligations of Seller.
The obligations of Seller to cause any Closing to occur are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
(a) (i) Each of the Fundamental Buyer Representations (to the extent they relate to the transactions being consummated at such Closing) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the applicable Closing Date as if made on such Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date) and (ii) each of the other representations and warranties of Buyer contained in Article V of this Agreement (to the extent they relate to the transactions being consummated at such Closing), without giving effect to materiality or other similar qualifications, shall be true and correct at and as of the date of this Agreement and at and as of the applicable Closing Date as if made at and as of such Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby.

(b) Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before such Closing Date; and
(c) Buyer shall have delivered to Seller or the Deposit Escrow Agent, as applicable, the items and documents set forth in Section 2.6(b) which are required to be delivered by Buyer at such Closing.
ARTICLE VIII
INDEMNIFICATION
Section 8.1 Survival.
All representations and warranties of the Parties contained in this Agreement, to the extent they relate to the transactions being consummated at any particular Closing, shall survive such Closing until six (6) months after the applicable Closing Date. All of the Specified Covenants shall survive the Closings until fully performed or fulfilled, unless and to the extent only that non-compliance with any such Specified Covenant is waived in writing by the Party entitled to such performance. All other covenants and agreements of the Parties contained herein, to the extent they relate to the transactions being consummated at any particular Closing, shall not survive such Closing, and the Parties shall have no rights or remedies with respect thereto from and after such Closing, except that the agreements set forth in the last sentence of Section 2.4 shall survive the applicable Closing for a period of six (6) months. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation, warranty or covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or covenant, as the case may be. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 8.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.
Section 8.2 Indemnification.
(a) Subject to the provisions of this Article VIII, from and after each Closing, Seller shall indemnify Buyer and its Representatives (“Buyer Indemnified Parties”) from and against all Losses that Buyer Indemnified Parties incur to the extent arising from or out of (i) any breach of any representation or warranty of Seller in Articles III or IV (to the extent they relate to the transactions being consummated at such Closing), (ii) any breach of any Specified Covenant of Seller in this Agreement or (iii) the last sentence of Section 2.4.
(b) Subject to the provisions of this Article VIII, from and after each Closing, Buyer shall indemnify Seller and its Representatives (“Seller Indemnified Parties”) from and against all Losses that Seller Indemnified Parties incur to the extent arising from or out of (i) the operations, liabilities and obligations of any of the Companies, the Purchased Subsidiaries or the Real Property (relating to periods after the applicable Closing Date) to the extent the Buyer

Indemnified Parties are not entitled to indemnification for such Losses pursuant to this Article VIII, (ii) any breach of any representation or warranty of Buyer in Article V (to the extent they relate to the transactions being consummated at such Closing), (iii) any breach of any Specified Covenant of Buyer in this Agreement or (iv) the last sentence of Section 2.4.
(c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 8.3 Indemnification Procedures.
Claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 8.1, failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent (and only to the extent) that the Indemnifying Party demonstrates such failure shall have caused the Losses (in whole or in part) for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party timely notice.
(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within fifteen (15) Business Days after having received any Claim Notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article VIII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any compromise or settlement of any Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. The Indemnified Party may participate in, but not control, any defense or settlement of any Third

Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party shall have the right to control the defense of any Third Party Claim where the Third Party Claim alleges criminal charges against the Indemnified Party.
(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b) within fifteen (15) Business Days after receipt of any Claim Notice or the Indemnifying Party does not otherwise have the right to defend such claim pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld conditioned or delayed), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to fully cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including providing access to documents, records and information. In addition, the Indemnified Party will make its personnel available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Indemnified Party also shall fully cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.
(e) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought; such notice describing in reasonable detail the nature of the claim, the amount of the claim or a reasonably detailed estimate thereof, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 8.1, failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party demonstrates such failure shall have caused the Losses (in whole or in part) for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party timely notice.

Section 8.4 Limitations on Liability of Seller. Notwithstanding anything to the contrary herein:
(a) a breach of any representation, warranty or covenant of Seller in this Agreement in connection with any single item or group of related items that results in Losses of less than $50,000 shall be deemed for all purposes of this Article VIII not to be a breach of such representation, warranty or covenant; provided, however, that claims for indemnification under Section 8.2(a)(iii) shall not be subject to this Section 8.4(a);

(b) Seller shall have no liability arising out of or relating to Section 8.2(a)(i) except if the aggregate Losses actually incurred by Buyer Indemnified Parties thereunder exceed one percent (1%) of the Initial Purchase Price (and then, subject to Section 8.4(c), only to the extent such aggregate Losses exceed such amount) (the “Deductible”); provided, however, that the Deductible shall not apply to any single item, or group of related items, that results in Losses (without regard to the Deductible, and the payment of which shall not be counted towards the Deductible) that Buyer Indemnified Parties actually incurred to the extent arising from or out of the breach of any Fundamental Seller Representation;
(c) in no event shall Seller’s aggregate liability arising out of or relating to Section 8.2(a)(i) exceed five percent (5%) of the Initial Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to any single item, or group of related items, that results in Losses (the payment of which shall not be counted towards the Cap) that Buyer Indemnified Parties actually incurred to the extent arising from or out of the breach of any Fundamental Seller Representation;
(d) notwithstanding anything to the contrary in Sections 8.4(b) and 8.4(c), in no event shall Seller’s aggregate liability arising out of or relating to Section 8.2(a) exceed the Final Purchase Price.
(e) in no event shall Seller be liable under Section 8.2(a) for any Losses arising from the negligence, strict liability of or violation of any Law by Buyer or any of its Affiliates or arising from an action taken or not taken by Seller at the request of or with the consent of Buyer;
(f) the amount of any Loss for which a Buyer Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by such Buyer Indemnified Party with respect to such Loss; (ii) any Tax Benefits actually realized by such Buyer Indemnified Party with respect to such Loss and (iii) indemnification or reimbursement payments actually received by such Buyer Indemnified Party from third parties with respect to such Loss, provided that such Buyer Indemnified Party shall use Reasonable Efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this Section 8.4(f);
(g) if an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification;

(h) if the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 8.2 and the Indemnifying Party could have recovered all or a part of such Losses from a third party, including any provider of insurance (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; and
(i) Seller shall not be liable in respect of any claim for indemnification under Section 8.2(a) if and to the extent that any Buyer or any of its Representatives has Knowledge as of the date of this Agreement or as of the applicable Closing Date of the fact, matter, event or circumstance which is the subject of the claim and that such fact, matter, event or circumstance could reasonably be expected to amount to a claim for indemnification hereunder.

Section 8.5 Waiver of Other Representations.
(a) Buyer is an informed and sophisticated purchaser, who is familiar with the ownership and operation of, and has engaged expert advisors, experienced in the evaluation and purchase of, companies such as the Companies and the Purchased Subsidiaries and real property such as the Real Property, each as contemplated hereunder. Buyer has had adequate opportunity to undertake, and has undertaken, such investigation and has been provided with access to and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents. Buyer shall accept the Equity Interests, the Companies, the Subsidiary Equity Interests, the Purchased Subsidiaries and the Real Property in the condition they are in on the applicable Closing Date based upon Buyer’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller.
(b) Except for the specific representations and warranties expressly made by Seller in Articles III and IV of this Agreement, (i) Buyer acknowledges and agrees that (A) neither Seller nor any of its Representatives is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Real Property, the Companies, the Purchased Subsidiaries or any of their respective operations, prospects, or condition (financial or otherwise), including with respect to (1) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Real Property or any aspect or portion thereof, including, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (2) the dimensions or lot size of any Real Property or the square footage of any of the improvements thereon or of any tenant space therein, (3) the development or income potential, or rights of or relating to, any Real Property, or the fitness, suitability, value or adequacy of any Real Property for any particular purpose, (4) the zoning or other legal status of any Real Property, (5) the compliance of any Real Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other Person (including, the Americans with Disabilities Act of 1990, as amended), (6) the ability of Buyer or any Company or Purchased Subsidiary or any of their Affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of any Real Property, (7) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Real Property or any adjoining or neighboring property, (8) the quality of any labor and materials used in any improvements at any Real Property, (9) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Real Property; or (10) the accuracy or completeness of any confidential information memoranda, offering presentation, documents, projections, material or other information (financial or otherwise) regarding the Real Property, the Companies or the Purchased Subsidiaries furnished to Buyer or its Representatives or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” offering presentations, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement or the Transaction Documents, or in respect of any other matter or thing whatsoever, and (B) no Representative of Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement, (ii) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person, (iii) Buyer specifically disclaims any obligation or duty by Seller or any Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Articles III and IV of this Agreement and (iv) Buyer is acquiring the Real Property, the Companies and the Purchased Subsidiaries subject only to the specific representations and warranties of Seller set forth in Articles III and IV of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in this Article VIII.
(c) Buyer hereby accepts Seller’s interest in the Companies, the Purchased Subsidiaries and the Real Property in their present environmental and physical condition on an “as-is”, “where-is”, “with all faults and defects” basis regardless of how such faults and defects were caused or created (including by Seller’s negligence, actions or fault or otherwise), and acknowledges that (i) without this acceptance, the sale described in this Agreement would not have been made, and (ii) Seller shall be under no obligation whatsoever to undertake any improvement, repair, modification, alteration, removal, remediation or other work of any kind with respect to all or any portion of Seller’s interest in any Company, any Purchased Subsidiary or any Real Property.
Section 8.6 Purchase Price Adjustment.
The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Final Purchase Price for Tax purposes.
Section 8.7 Remedies; Limited Recourse; Limitations on Damages.
(a) The sole and exclusive remedies for breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including the indemnification provisions of this Article VIII), and the Parties hereby agree that neither Party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representation or warranties not set forth in this Agreement.

(b) Prior to the Third Closing, in the event either Party breaches any of such Party’s representations, warranties, covenants or agreements hereunder (to the extent such representations, warranties, covenants or agreements relate to Companies, Purchased Subsidiaries or Real Property that have not yet been transferred to Buyer at a Closing), which breach (i) in the case of Buyer’s breach, is in effect at the time that this Agreement is terminable by either Party pursuant to Section 9.1(d) and would result in the failure to satisfy any of the conditions set forth in Sections 7.3(a) or 7.3(b) or (ii) in the case of either Party’s breach, would give rise to the non-breaching Party’s right to terminate this Agreement pursuant to Section 9.1(e) or (f), as applicable (after giving effect to the cure periods set forth therein), then, in either case, the non-breaching Party may exercise such right of termination and shall be entitled to the then-remaining Deposit pursuant to Section 9.2(b) or (c), as applicable. Notwithstanding the foregoing, in the event that prior to the applicable Closing either Party breaches any of its representations, warranties, covenants or agreements hereunder, which breach would result in the failure to satisfy any of the conditions set forth in Sections 7.2(a) or 7.2(b) (in the event that Seller is the breaching Party) or the conditions set forth in Sections 7.3(a) or 7.3(b) (in the event that Buyer is the breaching Party) and the non-breaching Party elects not to terminate this Agreement pursuant to Section 9.1, but instead waives such breach and proceeds to the applicable Closing, the non-breaching Party shall thereby expressly waive its right to recover, and forever release the breaching Party from any liability in respect of, any Losses arising out of or related to any such breach.
(c) Except as set forth in the second sentence of this Section 8.7(c), after the applicable Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby (except for claims of breach of this Agreement which were waived prior to the applicable Closing pursuant to Section 8.7(b), as to which no remedies shall exist) shall be the rights of indemnification set forth in this Article VIII only (and in the case of indemnification sought pursuant to Section 2.9(b), the rights of indemnification set forth therein) and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. Notwithstanding the foregoing, after the applicable Closing, the immediately preceding sentence will not operate to interfere with or impede a Party’s right to seek equitable remedies (including specific performance or injunctive relief) for a breach or threatened breach of the Specified Covenants, and the Parties expressly acknowledge that any breach or threatened breach of any such Specified Covenant by the other Party or Parties shall result in irreparable and continuing damage to the non-breaching Party or Parties for which no adequate remedy at law will exist and that, in the event of any beach of any such covenant, the non-breaching Party or Parties shall be entitled to injunctive relief, including specific performance, and to such further and other relief as may be necessary and proper to ensure compliance by the breaching Party or Parties with this Agreement, and the Parties consent to the entry of such relief, without necessity of posting bond or other security (any requirements therefore being expressly waived). The Parties acknowledge that the provisions of this Section 8.7(c) are reasonably necessary and commensurate with the need to protect the Parties against irreparable harm and to protect their legitimate business interests.
(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR, AND THE DEFINITION OF LOSSES SHALL NOT INCLUDE, ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OR MULTIPLES OF EARNINGS OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT EXCEPT, WITH RESPECT TO THE DEFINITION OF LOSSES, TO THE EXTENT SUCH DAMAGES ARE ACTUALLY AWARDED TO A GOVERNMENTAL AUTHORITY OR ANOTHER THIRD PARTY; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER THE DEPOSIT IN CONNECTION WITH BUYER’S FAILURE TO CLOSE IN VIOLATION OF THIS AGREEMENT.
(e) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly named as Parties hereto. No Person that is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement (“Non-Party Affiliate”) shall have any liability (whether in contract or in tort, in law or in equity, or based on any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, this Agreement or its negotiation or execution; and any each party hereto waives and releases all such liabilities and claims against any such Non-Party Affiliates.
(f) The provisions of this Section 8.7 were specifically bargained-for between Seller and Buyer and were taken into account by Seller and Buyer in arriving at the Initial Purchase Price. Each of Seller and Buyer specifically relied upon the provisions of this Section 8.7 in agreeing to the Initial Purchase Price and in agreeing to provide the specific representations and warranties set forth in Articles III and IV (in the case of Seller) and Article V (in the case of Buyer).
ARTICLE IX
TERMINATION
Section 9.1 Termination.
At any time prior to the Third Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned (other than with respect to any Company, Purchased Subsidiary or Real Property that has already been transferred to Buyer at the Initial Closing or the Second Closing if such termination occurs after either such Closing):
(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by Buyer and Seller;

(b) by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which transactions have not been consummated at a Closing occurring prior to such issuance by such Governmental Authority; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of such order, decree, ruling, injunction or other action;
(c) by Seller pursuant to Section 2.9(d);
(d) by either Buyer or Seller if the Third Closing has not occurred on or before nine (9) months after the date of this Agreement (the “Outside Date”) or such later date as the Parties may agree upon; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of the failure of the Third Closing to occur by such date;
(e) by Buyer, in the event of any breach by Seller of any of Seller’s representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 7.2(a) or 7.2(b), and in each case, the failure of Seller to cure such breach (if capable of cure) within thirty (30) days after receipt of notice from Buyer requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Buyer at any time that Buyer is in material breach of any of Buyer’s representations, warranties, covenants or agreements contained herein (to the extent such representations, warranties, covenants or agreements relate to Companies, Purchased Subsidiaries or Real Property that have not yet been transferred to Buyer at a Closing); and
(f) by Seller, in the event of any breach by Buyer of any of Buyer’s representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 7.3(a) or 7.3(b), and in each case, the failure of Buyer to cure such breach (if capable of cure) within thirty (30) days after receipt of notice from Seller requesting such breach to be cured; provided that the right to terminate this agreement pursuant to this Section 9.1(f) shall not be available to Seller at any time that Seller is in material breach of any of Seller’s representations, warranties, covenants or agreements contained herein (to the extent such representations, warranties, covenants or agreements relate to Companies, Purchased Subsidiaries or Real Property that have not yet been transferred to Buyer at a Closing).
Section 9.2 Effect of Termination; Payment of Deposit.

(a) In the event of termination and abandonment of this Agreement prior to the Third Closing pursuant to Section 2.9(d) or Section 9.1, this Agreement shall, subject to Sections 9.2(b) and 9.2(c) below, forthwith become void and have no effect, without any liability on the part of any Party (other than any liability under Article VIII with respect to any Company, Purchased Subsidiary or Real Property that has been transferred to Buyer at a Closing occurring prior to such termination). The provisions of this Section 9.2, and of Sections 8.7, 10.1, 10.3, 10.4, 10.6 and 10.11 hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

(b) In the event that this Agreement is terminated prior to the Third Closing by (i) either Party pursuant to Section 9.1(d) at a time when Buyer is in breach of any of its representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 7.3(a) or 7.3(b) or (ii) by Seller pursuant to Section 9.1(f), then, within one (1) Business Day of such termination, Buyer and Seller shall provide joint written instructions to the Deposit Escrow Agent, instructing the Deposit Escrow Agent to disburse the then-remaining Deposit to Seller, subject to the provisions of Section 9.2(d). In the event of any such termination, the receipt of the then-remaining Deposit shall be the sole and exclusive remedy of Seller for any breach or default of Buyer of this Agreement (other than any remedy under Article VIII with respect to any Company, Purchased Subsidiary or Real Property that has been transferred to Buyer at a Closing occurring prior to such termination). The Parties acknowledge that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement under circumstances where Seller is entitled to the then-remaining Deposit are uncertain and incapable of accurate calculation and that the delivery of the then-remaining Deposit is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Seller in the circumstances where Seller is entitled to the then-remaining Deposit for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Seller would not enter into this Agreement.
(c) In the event that this Agreement is terminated prior to the Third Closing pursuant to Sections 2.9(d), 9.1(a), 9.1(b), 9.1(c), 9.1(d) (other than in the circumstances set forth in Section 9.2(b)) or 9.1(e), then, within one (1) Business Day of such termination, Buyer and Seller shall provide joint written instructions to the Deposit Escrow Agent, instructing the Deposit Escrow Agent to disburse the then-remaining Deposit to Buyer.
(d) Notwithstanding anything herein to the contrary, the Deposit Escrow Agreement shall provide that the Deposit or any portion thereof shall not be released to Seller pursuant to this Section 9.2 unless the Deposit Escrow Agent receives any one or combination of the following: (i) a letter from Seller’s independent accountants indicating the maximum amount of the then-remaining Deposit that can be paid by the Deposit Escrow Agent to Seller without causing Seller to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the “Code”), determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and Seller has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying

Income), in which case the Deposit Escrow Agent shall release such amount to Seller, or (ii) a letter from Seller’s counsel indicating that (A) Seller received a ruling from the Internal Revenue Service holding that the receipt by Seller of the then-remaining Deposit would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Seller’s outside counsel has rendered a legal opinion to the effect that the receipt by Seller of the then-remaining Deposit should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the Deposit Escrow Agent shall release the remainder of the Deposit to Seller. The Buyer agrees to amend this Section 9.2(d) at the reasonable request of Seller in order to (i) maximize the portion of the then-remaining Deposit that may be distributed from escrow to Seller hereunder without causing Seller to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Seller’s chances of securing a favorable ruling described in this Section 9.2(d) or (iii) assist Seller in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.2(d). Any amount of the Deposit that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.2(d).
ARTICLE X
MISCELLANEOUS
Section 10.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
(a) If to Buyer, to:
AR Capital, LLC
405 Park Avenue, 15th Floor
New York, NY 10022
Attn: Michael Weil
Telecopy: (857) 207-3397
Email: mweil@arlcap.com
with mandatory copies (which shall not constitute notice) to:
AR Capital, LLC
405 Park Avenue, 15th Floor
New York, NY 10022
Attn: Jesse Galloway
Telecopy: (646) 861-7751
Email: jgalloway@arlcap.com
and

AR Capital, LLC
7621 Little Avenue, Suite 200
Charlotte, NC 28226
Attn: James A. Mezzanotte
Telecopy: (212) 415-6507
Email: jmezzanotte@arlcap.com
(b) If to Seller, to:
Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Attn: Scott Wilton
Michael Podboy
Telecopy: (630) 954-5655
Email: wilton@inlandgroup.com
podboy@inlandgroup.com
with mandatory copies (which shall not constitute notice) to:
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attn: Cathy A. Birkeland
Telecopy: 312-993-9767
Email: Cathy.Birkeland@lw.com
Section 10.2 Successors and Assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be null and void and without any legal effect; provided, however, that Buyer shall have the right to assign any of its rights under this Agreement to any of its Affiliates (each, a “Buyer Assignee”) pursuant to an assignment and assumption agreement substantially in the form of Annex H so long as (a) each Buyer Assignee executes a joinder to this Agreement in the form substantially set forth in Annex L, (b) each Buyer Assignee is a wholly-owned Subsidiary of a real estate investment trust sponsored by Buyer (“Assignee Parent”), and (c) prior to such assignment, each Assignee Parent executes and delivers to Seller an irrevocable guarantee in favor of Seller of Buyer Assignee’s payment and performance obligations hereunder (whether arising before or after the Third Closing), substantially in the form set forth in Annex I. In connection with any permitted assignment hereof, the assignor shall remain jointly and severally liable for its obligations and the obligations of its permitted assignee, including in the case of Buyer, any Buyer Assignee. Upon any such permitted assignment, the references in this Agreement to Seller or Buyer shall also apply to any such assignee. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.3 Rights of Third Parties. Except for the indemnification provisions of Sections 2.9(b) and 8.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.
Section 10.4 Expenses. Except as otherwise provided herein (including pursuant to Section 2.8), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated.
Section 10.5 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and transmitted by facsimile machine or electronic mail (via .pdf or similar transmittal), and any signatures so transmitted shall be treated as an original document.
Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedule, annexes and exhibits to this Agreement), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 10.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedule identifies items of disclosure with respect to a particular section of the Disclosure Schedule by reference to the corresponding section of this Agreement, provided, however, that each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of Seller, notwithstanding the lack of a specific cross-reference or a different cross-reference, in each case to the extent the relevance of such disclosure to any such representation and warranty is reasonably apparent on the face of such disclosure.

Section 10.8 Amendments; Waiver. This Agreement may be amended, supplemented or modified in whole or in part if, but only if, such amendment, supplement or modification is in writing and is signed by each Party and specific reference to this Agreement is made in such writing. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party or Parties against whom enforcement of any such waiver is sought and specific reference to this Agreement is made in such writing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 10.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
Section 10.10 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any of the Transaction Documents or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any Transaction Document shall not be used as an arise of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.
Section 10.11 Governing Law; Jurisdiction.
(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Delaware. This Agreement is entered into in express reliance by the Parties on Section 2708 of Title 6 of the Delaware Code.
(b) The Parties hereby agree that any dispute arising under or in connection with this Agreement (including the arbitrability of any such dispute and the enforceability of this Section 10.11(b)) shall be arbitrated in the Court of Chancery of the State of Delaware, pursuant to 10 Del. C. § 349 and the rules of the Delaware Court of Chancery. Unless the Delaware Court of Chancery is unable or unwilling to arbitrate any particular dispute as provided below, the Parties hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery in connection with any action to compel arbitration, in aid of arbitration, or for provisional relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrator. If the Court of Chancery of the State of Delaware cannot or will not agree to arbitrate any particular dispute or cannot or will not agree to conduct such arbitration on a confidential basis, the Parties hereby agree to the exclusive jurisdiction of the American Arbitration Association for the resolution of disputes and either Party may, at its option, submit the dispute to an arbitrator with the American Arbitration Association in Chicago, Illinois for adjudication within thirty (30) days pursuant to the Commercial Arbitration Rules utilizing expedited procedures. If any dispute is submitted for resolution pursuant to this Section 10.11(b), the prevailing Party shall be entitled to recover from the other Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith. Each Party shall submit to the arbitrator and exchange with the other, in accordance with a procedure to be established by the arbitrator, such Party’s best offer with respect to the resolution of the dispute. If the losing Party in connection with such arbitration fails to provide the relief determined by the arbitrator within five (5) Business Days after such determination, the winning Party shall be entitled, at the expense of the losing Party, to enforce the determination of the arbitrator, utilizing the same expedited procedures in the Delaware Chancery Court, if that court has issued the award to be enforced, or in the United States District Court for the Northern District of Illinois if the award to be enforced was made by the American Arbitration Association.
(c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).
(d) THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF ALL RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:	INLAND AMERICAN REAL ESTATE TRUST, INC.

	By:	/s/ Jack Potts
	Name:	Jack Potts
	Title:	Treasurer

[Signature Page to Equity Interest Purchase Agreement]

BUYER:	AR CAPITAL, LLC

	By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	President

[Signature Page to Equity Interest Purchase Agreement]